UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Integrity Capital Income Fund, Inc.
(Exact Name of Registrant as Specified in its Charter)

Colorado	46-4285184
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

13540 Meadowgrass Drive, Suite 100
Colorado Springs, Colorado 80921
(Address of Principal Executive Offices and Zip Code)

(719) 955-4801
(Registrant's Telephone Number, including Area Code)

with a copy to:
Theresa M. Mehringer, Esq.
Burns, Figa & Will, P.C.
6400 S. Fiddler's Green Circle, Suite 1000
Greenwood Village, Colorado  80111
(303) 796-2777 fax

Securities to be registered under Section 12(b) of the Act:  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

i

EXPLANATORY NOTE

Integrity Capital Income Fund, Inc. is filing this registration statement on Form 10 (the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on a voluntary basis to provide current public information to the investment community and to permit it to file an election to be regulated as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act").  In this Registration Statement, the "Company," "we," "us," and "our" refer to Integrity Capital Income Fund, Inc.

Once this Registration Statement is deemed effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Promptly after effectiveness of this Registration Statement, we will file an election to be regulated as a business development company under the 1940 Act.  Upon filing of such election, we will be subject to the 1940 Act requirements applicable to business development companies.

FORWARD LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties.  These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions.  Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements.  These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation:

•
an economic downturn, such as the one that occurred from 2008 through 2012, could impair our portfolio companies' abilities to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•	the risks, uncertainties and other factors we identify in "Risk Factors" and elsewhere in this Registration Statement and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate.  In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus should not be regarded as a representation by us that our plans and objectives will be achieved.  These risks and uncertainties include those described or identified in "Risk Factors" and elsewhere in this Registration Statement.  You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement.  We do not undertake any obligation to update or revise any forward-looking statements.

SUMMARY

The following summary contains basic information about this Registration Statement.  It may not contain all the information that is important to an investor.  For a more complete understanding of this Registration Statement, we encourage you to read this entire Registration Statement and the documents that are referred to in this Registration Statement, together with any accompanying supplements.

In this Registration Statement, unless otherwise indicated, the "Company", "we", "us" or "our" refer to Integrity Capital Income Fund, Inc.

Business

We were incorporated on December 10, 2013 under the laws of the State of Colorado. Promptly following the effectiveness of this Registration Statement, we expect to file an election to be regulated as a business development company under the 1940 Act.  Integrity Wealth Management, a division of Integrity Bank & Trust, a Colorado corporation ("Adviser"), serves as the investment adviser and also provides us with the administrative services necessary for us to operate.  Adviser may also retain additional investment professionals in the future, based upon its needs.

Congress created business development companies in 1980 in an effort to help public capital reach smaller and growing private and public companies.  We are designed to do precisely that.  We intend to make minority, non-controlling debt and equity investments in private businesses that are seeking growth capital.

Between January 2, 2014 and August 19, 2014 we received offering proceeds aggregating  $6,223,770 resulting in the issuance of 622,377 shares of our common stock at $10.00 per share (the "Offering").  The net proceeds of the Offering have been invested in portfolio companies.

We invest principally in debt and equity financings of established and emerging companies.  We aim to make debt investments in companies that have the ability to pledge collateral for debt financing we provide.  We also aim to provide equity financings to companies.  Our investment objective is to maximize income and capital appreciation.  In accordance with our investment objective, we intend to provide capital principally to U.S.-based, private companies with an equity value of less than $250 million.  Our primary emphasis is to identify companies with experienced management and positive cash flow from operations.

We utilize an investment process focused on companies that exhibit hard collateral/tangible assets, positive cash flow, character and track record of management, and a complimentary exit strategy.  We entered into an Investment Advisory and Administrative Services Agreement (the "Investment Advisory Agreement") with the Adviser.  A description of the Investment Advisory Agreement is set forth below. We also entered into a Custody Agreement with Integrity Bank & Trust, as custodian ("Custodian") whereby the Custodian holds the Company's assets (cash, securities and earnings therefrom)  for a fee of .15% of the value of the custodied assets.

Our shares of common stock are highly illiquid.  Although the Company's articles of incorporation include a quarterly repurchase option, no repurchase may occur until at least one year after the effective date of this Registration Statement.  Even after such one year period, the Company's ability to repurchase our common stock is limited to 2.5% of the weighted average number of shares outstanding in the prior four calendar quarters.  Further, the Company can only repurchase shares with the proceeds it receives from the sale of its shares under the dividend reinvestment plan in effect at such time (unless the Board determines to dispense with this limitation).  Currently the Company has no dividend reinvestment plan.  Any repurchase would occur at the net asset value per share of our common stock as disclosed in our most recent 10-K or 10-Q filings.

We have limited operating history.  We have made investments and are in the due diligence phase of several other potential investments.  As we received additional cash we will continue to make other investments.  We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially.

Our principal executive offices are located at 13540 Meadowgrass Drive, Suite 100, Colorado Springs, Colorado 80921, and our telephone number is (719) 955-4801.  We maintain a Web site at www.integritycapitalincomefund.com.  Information contained on our Web site is not incorporated by reference into this Registration Statement, and you should not consider information contained on our Web site to be part of this Registration Statement.

RISK FACTORS

An investment in our securities involves certain risks relating to our structure and investment objective.  The risks set forth below are not the only risks we face, and we may face other risks that we have not yet identified, which we do not currently deem material or which are not yet predictable.  If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected.  In such case, our net asset value and the price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Structure

We are a newly-formed company with limited operating history.

We were initially formed in December 2013.  As a result, we have limited financial information on which you can evaluate an investment in our company or our prior performance.  We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially or become worthless.

Until we are able to invest in target portfolio companies, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will earn yields substantially lower than the interest, dividend or other income that we anticipate receiving in respect of investments in debt and equity securities of our target portfolio companies.  As a result, our ability to pay dividends in our initial years of operation will be based on our ability to invest our capital in suitable portfolio companies in a timely manner.  Further, the management fee payable to our Adviser will not be reduced while our assets are invested in such temporary investments.

We are dependent upon key management personnel of the Adviser for our future success, particularly Randall Rush and Eric Davis.  If we lose either of them, our ability to implement our business strategy could be significantly harmed.

We depend on the experience, diligence, skill and network of business contacts of the Adviser's senior investment professionals.  The senior investment professionals, together with other investment professionals that the Adviser currently retains or may subsequently retain, will identify, evaluate, negotiate, structure, close, monitor and service our investments.  Our future success will depend to a significant extent on the continued service and coordination of Randall Rush, who is also our Chairman of the Board, Treasurer and Chief Financial Officer, and Eric Davis, who is also our President and Chief Compliance Officer.  The departure of either of these senior investment professionals could have a material adverse effect on our ability to achieve our investment objective.  While Mr. Davis expects to devote a majority of his business time to our operations through the Adviser, Mr. Davis will not be subject to an employment contract with the Company.

Our Adviser and its management have no prior experience managing a business development company.

The 1940 Act imposes numerous constraints on the operations of business development companies.  These constraints may hinder the Adviser's ability to take advantage of attractive investment opportunities and to achieve our investment objective.  In addition, although the Adviser has ten years of wealth management experience, the Adviser has no prior experience managing a business development company, and the investment philosophy and techniques used by the Adviser may differ from the Adviser's other investment experience.  Accordingly, we caution you that our investment returns could be substantially lower than the returns achieved by other business development companies.

Our business model depends upon the development and maintenance of strong referral relationships with professional services firms and private equity funds.

If we fail to maintain our relationships with key firms, or if we fail to establish strong referral relationships with other firms or other sources of investment opportunities, we will not be able to grow our portfolio and achieve our investment objective.  In addition, persons with whom we have informal relationships are not obligated to inform us of investment opportunities and therefore such relationships may not lead to the origination of portfolio company investments.

If we raise additional capital by issuing preferred stock or other senior convertible securities, our stockholders may experience dilution.

If we issue preferred stock, the preferred stock would rank "senior" to common stock in our capital structure, preferred stockholders will likely have separate voting rights and rights, preferences, or privileges more favorable than those of our common stockholders.  The issuance of preferred stock could have the effect of delaying, deferring, or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in your best interest.

We are not generally able to issue and sell our common stock at a price below net asset value per share.  We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the then-current net asset value per share of our common stock if our Board of Directors determines that such sale is in the best interests of us and our stockholders, and our stockholders approve such sale.  In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our Board of Directors, closely approximates the market value of such securities (less any distributing commission or discount).  If we raise additional funds by issuing more common stock, preferred stock, or senior securities convertible into, or exchangeable for, our common stock, then the percentage ownership of our stockholders at that time will decrease, and you might experience dilution.

Our ability to grow will depend on our ability to raise capital.

We may need to periodically access the capital markets to raise cash to fund new investments.  Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us.  An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings, if any.

In the event we borrow money, the potential for gain or loss on amounts invested would be magnified and may increase the risk of investing in us.

The use of leverage magnifies the potential for gain or loss on amounts invested and, therefore, increase the risks associated with investing in our securities.  We may borrow from and issue senior debt securities to banks, insurance companies, and other lenders.  Lenders of these senior securities will have fixed dollar claims on our assets that are superior to the claims of our common shareholders and we would expect such lenders to seek recovery against our assets in the event of a default.  If the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged.  Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed.  Such a decline could negatively affect our ability to make common stock dividend payments.

Our financial condition and results of operations will depend on our ability to manage our future growth effectively.

Although the Adviser has been an investment adviser since 2003, it has no experience in managing a business development company.  Further, as discussed above, we are a newly organized company with limited operating history.  As such, we and the Adviser are subject to the business risks and uncertainties associated with any new business enterprise, including the lack of experience in managing or operating a business development company.  Our ability to achieve our investment objective will depend on our ability to grow, which will depend, in turn, on the Adviser's ability to identify, analyze, invest in and finance additional companies that meet our investment criteria.

Because of our relatively small size and lack of operating history, we may be unable to identify and fund investments that meet our criteria.  Until we are able to invest in target portfolio companies, we will invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will earn yields substantially lower than the interest, dividend or other income that we anticipate receiving in respect of investments in debt and equity securities of our target portfolio companies.

Accomplishing this result on a cost-effective basis is largely a function of the Adviser's proper structuring and implementation of the investment process, its ability to identify and evaluate companies that meet our investment criteria, its ability to provide competent, attentive and efficient services to us, and our access to financing on acceptable terms.  These demands on the Adviser's time may distract them or slow the rate of investment.  In order to grow, we and the Adviser may need to hire, train, supervise and manage new employees.  Failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive market for investment opportunities.

We compete for investments with a number of business development companies and other investment funds (including private equity funds and venture capital funds), reverse merger and SPAC sponsors, investment bankers which underwrite offerings, traditional financial services companies such as commercial banks, and other sources of financing.  Many of our competitors are substantially larger than us and have considerably greater financial, technical and marketing resources than we do.  For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us.  In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can.  Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company and, as a result, such companies may be more successful in completing their investments.  There can be no assurance that the competitive pressures we face will not have a material adverse effect on our business, financial condition, and results of operations.  Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.

Even in the event the value of your investment declines, the base management fee and, in certain circumstances, the incentive fee will still be payable.

The Advisory Agreement includes a base annual management fee calculated as 1.50% of the value of our gross assets at a specific time.  Accordingly, the management fee will be payable regardless of whether the value of our gross assets and/or your investment have decreased.  Moreover, the incentive fee payable to the Adviser will be calculated annually based upon our realized capital gains, computed net of realized capital losses and unrealized capital depreciation on a cumulative basis.  As a result, we may owe the Adviser an incentive fee during one year as a result of realized capital gains on certain investments, and then later incur significant realized capital losses and unrealized capital depreciation on the remaining investments in our portfolio during subsequent years.

We will remain subject to corporate-level income tax if we are unable to qualify as a regulated investment company under Subchapter M of the Code.

Although we intend to elect to be treated as a RIC under Subchapter M of the Code effective with the effectiveness of this Registration Statement and succeeding tax years, no assurance can be given that we will be able to qualify for and maintain RIC status.  To obtain and maintain RIC tax treatment under the Code, we must meet certain annual distribution, income source and asset diversification requirements.

We are not eligible to elect RIC status until this Registration Statement is effective.  If we fail to qualify for RIC tax treatment for any reason and remain or become subject to corporate income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution, and the amount of our distributions.

There are significant potential conflicts of interest with the Adviser which could impact our investment returns.

Our executive officers and directors and the officers and directors of the Adviser may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do or of investment funds managed by the Adviser or its affiliates that may be formed in the future.  Accordingly, if this occurs, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of us or our stockholders.

In the course of our investing activities, we will pay investment advisory and incentive fees to the Adviser, and will reimburse the Adviser for certain expenses it incurs.  As a result, investors in our common stock will invest on a "gross" basis and receive distributions on a "net" basis after expenses, resulting in a lower rate of return than an investor might achieve through direct investments.  Accordingly, there may be times when the Adviser has interests that differ from those of our stockholders, giving rise to a conflict.

If we use leverage in connection with investments, our gross assets and custodial assets will be increased, resulting in larger fees paid to the Adviser and Custodian, thus giving rise to additional conflicts of interest.

Currently, the Adviser manages investments of other persons with investment objectives similar to ours.  Accordingly, we may not be given the opportunity to participate in certain investments made by other investment funds managed by the Adviser.  In the event conflicts arise, the Adviser intends to allocate investment opportunities in a fair and equitable manner consistent with our investment objectives and strategies so that we are not disadvantaged in relation to any other affiliate or client of the Adviser.

We entered into a license agreement with the Adviser, pursuant to which the Adviser granted us a non-exclusive license to use the name "Integrity Capital."  Under the license agreement, we have the right to use the "Integrity Capital" name and logo for so long as the Adviser or one of its affiliates remains the Adviser.  In addition, we pay the Adviser our allocable portion of overhead and other expenses incurred by the Adviser in performing its obligations under the Advisory Agreement.  These arrangements will create conflicts of interest that our Board of Directors must monitor.  We also entered into a Custody Agreement with the Adviser, whereby the Adviser will hold all of our assets for a fee of .15% of the value of the custodied assets.

Our Board of Directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval.

Our Board of Directors has the authority to modify or waive certain of our operating policies and strategies without prior notice (except as required by the 1940 Act) and without stockholder approval.  However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a business development company.  We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock.  Nevertheless, the effects may adversely affect our business and impact our ability to make distributions.

Provisions of our articles and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.

We have adopted measures that may make it difficult for a third party to obtain control of us, including provisions of our Articles of Incorporation classifying our Board of Directors in three classes serving staggered three-year terms.  This provision, as well as other provisions of our articles and bylaws, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders.

Our Adviser can resign on 60 days' notice and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.

Our Adviser has the right, under the Investment Advisory Agreement, to resign at any time upon not less than 60 days' written notice, whether we have found a replacement or not.  If our Adviser resigns, we may not be able to find a new investment adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all.  If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected and the market price of our shares may decline.  In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by the Adviser.  Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our financial condition, business and results of operations.

We will incur significant costs as a result of being a public company.

As a public company, we will incur legal, accounting and other expenses, including costs associated with the periodic reporting requirements applicable to a company whose securities are registered under the Exchange Act, corporate governance requirements, and other rules implemented by the SEC.  We believe that complying with these rules and regulations will make some activities time-consuming and costly and may divert significant attention of our Adviser's senior investment professionals from implementing our investment objective to these and related matters.

Risks Related to Our Portfolio Company Investments

Shareholders have no input regarding investment decisions in portfolio companies.

Our investments are selected by our Adviser, and our stockholders will not have input into our investment decisions.  The Adviser has total discretion with respect to selecting investments in portfolio companies.  This increases the uncertainty, and thus risk, of investing in our shares.

Our incentive fee may induce the Adviser to make speculative investments.

Under the Advisory Agreement the incentive fee payable by us to the Adviser may create an incentive for the Adviser to make investments on our behalf that are risky or more speculative than would be the case in the absence of such compensation arrangement.  As our investment strategy is based primarily on debt or equity investing and as the Adviser's incentive fee is based upon the capital gains realized on our investments, the investment adviser might be motivated to invest more in companies whose securities are likely to yield capital gains, as compared to income producing securities.  Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns.

Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

Our portfolio companies may have, or may be permitted to incur, other debt, or issue other equity securities that rank equally with, or senior to, our investments.  By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our investments.  These debt instruments will usually prohibit the portfolio companies from paying interest or dividends on or repaying our investments in the event and during the continuance of a default under such debt.  Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company will typically be entitled to receive payment in full before we receive any distribution in respect of our investment.  After repaying such holders, the portfolio company may not have any remaining assets to use for repaying its obligation to us.  In the case of securities ranking equally with our investments, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

The value of our portfolio securities may not have a readily available market price and, in such case, we will value these securities at fair value as determined in good faith by our Board of Directors, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the investment.

The value of our portfolio securities may not have readily available market prices.  In such case, we will value these securities at fair value as determined in good faith based upon the Company's valuation policies.  In connection with that determination, our Adviser will prepare portfolio company valuations using the most recent portfolio company financial statements and forecasts.  We may also utilize the services of a third-party valuation firm, which will prepare valuations for each of our portfolio investments for which no market quotations are readily available.  The participation of the Adviser in our valuation process could result in a conflict of interest as the Adviser's management fee is based, in part, on our gross assets.  However, we will retain ultimate authority as to the appropriate valuation of each investment.  Because such valuations are inherently subjective and may be based on estimates, assumptions and forecasts, our determinations of fair value may differ materially from the values that would be determined if a readily available market price for these securities existed.  In addition, the valuation of these types of securities may result in substantial write-downs and excessive earnings volatility.

Because we likely will not hold controlling equity interests in our portfolio companies, we may not be in a position to exercise control over such portfolio companies or to prevent decisions by management of such portfolio companies that could decrease the value of our investments.

Our equity investments will typically be non-controlling investments, meaning we will not be in a position to control the management, operation and strategic decision-making of the companies we invest in.  As a result, we will be subject to the risk that a portfolio company we do not control, or in which we do not have a majority ownership position, may make business decisions with which we disagree, and the stockholders and management of such a portfolio company may take risks or otherwise act in ways that are adverse to our interests.  Due to the lack of liquidity for the debt and equity investments that we will typically hold in our portfolio companies, we may not be able to dispose of our investments in the event that we disagree with the actions of a portfolio company, and may therefore suffer a decrease in the value of our investments.

The portfolio companies in which we invest may present certain challenges to us, including the lack of available information about these companies.

In accordance with our investment strategy, we intend to make investments in primarily U.S.-based, private companies with an equity value of less than $250 million.  Generally, very little public information exists about these companies, and we are required to rely on the ability of the Adviser to obtain adequate information, conduct appropriate due diligence, and evaluate the merits of investing in these companies.  If we are unable to uncover all material information about these companies, then we may not make a fully informed investment decision, and we may lose money on our investments.

Resources could be expended in researching and negotiating investments that may never be consummated, even if non-binding letters of intent or definitive agreements are reached, which could materially adversely affect subsequent attempts to make other investments.

It is anticipated that the investigation of each specific target company and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial time and attention and substantial costs for accountants, attorneys, and others.  If a decision is made not to complete a specific investment, the costs incurred up to that point for the proposed portfolio investment likely would not be recoverable.  Furthermore, even if an agreement is reached relating to a specific portfolio investment, up to and including the execution of a definitive agreement, we may fail to consummate the portfolio investment for any number of reasons including those beyond our control.  Any such event will result in a loss to us of the related costs incurred.

Risks Related to Our Common Stock

There currently is no public market for our common stock, and the liquidity of shares of our common stock is limited.

Our outstanding shares of common stock are not registered under the Securities Act or the securities laws of any state or other jurisdiction, and are considered "restricted securities" within the meaning of Rule 144.  As restricted securities, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemption from registration under the Securities Act and as required under applicable state securities laws.

No public trading market for our common stock currently exists nor is one expected to develop in the foreseeable future.   Although the Company's articles of incorporation include a quarterly repurchase option, no repurchase may occur until one year after this Registration Statement is effective.  Even after such filing, the Company's ability to repurchase our common stock is limited to 2.5% of the weighted average number of shares outstanding in the prior four calendar quarters.  Further, the Company can only repurchase shares with the proceeds it receives from the sale of its shares under the dividend reinvestment plan in effect at such time (unless the Board determines to dispense with this limitation).  We do not expect to adopt a dividend reinvestment plan in the next 24 months.

There is a risk that you may not receive dividends or that our dividends may not grow over time.

We cannot assure you that we will achieve investment results or maintain a tax status that will allow or require any specified level of cash distributions or year-to-year increases in cash distributions.  Although we expect to be able to pay dividends from the interest and preferred dividends we receive from our investments, we do not expect to generate capital gains from the sale of our portfolio investments on a level or uniform basis from quarter to quarter.  This may result in substantial fluctuations in our quarterly dividend payments to stockholders.

In addition, since we expect to have an average holding period for our portfolio company investments of two to five years, it is unlikely we will generate any capital gains during our initial years of operations.  Our ability to pay dividends in our initial years of operation will be based on our ability to invest our capital in suitable portfolio companies in a timely manner.

In addition, the micro-cap companies in which we intend to invest are generally more susceptible to economic downturns than larger operating companies, and therefore may be more likely to default on their payment obligations to us during recessionary periods, including the current economic environment.  Any such defaults could substantially reduce our net investment income available for distribution in the form of dividends to our shareholders.

We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.

Because in certain cases we may recognize income before or without receiving cash representing such income, we may have difficulty satisfying the annual distribution requirement applicable to RICs.  For example, we will include in income certain amounts that we have not yet received in cash, such as original issue discount, which may arise if we receive warrants in connection with the making of a loan or possibly in other circumstances, or contracted payment-in-kind ("PIK") interest, which represents contractual interest added to the loan balance and due at the end of the loan term.   Accordingly, we may have to sell some of our investments at times we would not consider advantageous, raise additional debt or equity capital or reduce new investments to meet these distribution requirements.  If we are not able to obtain cash from other sources, we may fail to qualify for RIC tax treatment and thus be subject to corporate-level income tax.

Our quarterly and annual operating results will be subject to fluctuation as a result of the nature of our business, and if we fail to achieve our investment objective, the net asset value of our common stock may decline.

We could experience fluctuations in our quarterly and annual operating results due to a number of factors, some of which are beyond our control, including the interest rates and dividend rates payable on our debt securities and preferred stock investments, respectively, the default rate on any such securities, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions.  As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

To the extent that we do not realize income or choose not to retain after-tax realized capital gains, we will have a greater need for additional capital to fund our investments and operating expenses.

As a RIC, we must annually distribute at least 90 percent of our investment company taxable income as a dividend and may either distribute or retain our realized net capital gains from investments.  As a result, these earnings may not be available to fund investments or to pay operating expenses.  If we fail to generate net realized capital gains or to obtain additional funds, it would have a material adverse effect on our financial condition and results of operations as well as our ability to make follow-on and new investments.  Because of the structure and objectives of our business, we may experience operating losses and expect to rely on proceeds from sales of investments, rather than on interest and dividend income, to pay our operating expenses.  There is no assurance that we will be able to sell our investments and thereby fund our operating expenses.

Item 1.     Business.

Background and Summary

We were incorporated on December 10, 2013 under the laws of the State of Colorado.  Promptly following the effectiveness of this Registration Statement, we intend to file an election to be regulated as a business development company under the 1940 Act.  The Adviser serves as our investment adviser and provides us with the administrative services necessary for us to operate.  The Adviser may also retain additional investment professionals in the future, based upon its needs.

Congress created business development companies in 1980 in an effort to help public capital reach smaller and growing private and public companies.  We are designed to do precisely that.  We intend to make minority, non-controlling equity investments in private businesses that are seeking growth capital and that we believe are committed to, and capable of, becoming public, which we refer to as "public ready" or "primed to become public."

We invest principally in equity securities, including convertible preferred securities and other debt securities convertible into equity securities, of primarily non-public U.S.-based companies.  Our investment objective is to maximize income and capital appreciation.  In accordance with our investment objective, we intend to provide capital principally to U.S.-based, private companies with an equity value of less than $250 million, which we refer to as "micro-cap companies."  Our primary emphasis is to identify companies with experienced management and positive cash flow from operations.

We have limited operating history.  We have made investments in portfolio companies and are in the due diligence phase of several other potential investments.  We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially.

Our principal executive offices are located at 13540 Meadowgrass Drive, Suite 100, Colorado Springs, Colorado 80921, and our telephone number is (719) 955-4801.  We maintain a Web site on the Internet at www.integritycapitalincomefund.com.  Information contained on our Web site is not incorporated by reference into this Registration Statement, and you should not consider information contained on our Web site to be part of this Registration Statement.

Private Issuances of Securities

On December 12, 2013, our Adviser purchased 50 shares of our common stock at a price of $10.00 per share as our initial capital, although those shares were contributed to capital and cancelled after the Offering commenced.  Between January 2, 2014 and August 19, 2014, we sold a total of 622,377 shares of our common stock in the Offering at a price of $10.00 per share raising aggregate gross proceeds of $6,223,770.

As of June 30, 2014, we had cash resources of approximately $49,000 and no indebtedness other than accounts payable and accrued liabilities incurred in connection with our organization and in the ordinary course of business of approximately $44,000.  As of August 19, 2014, we had cash resources of approximately $1,952,133 and no indebtedness other than accounts payable and accrued liabilities incurred in the ordinary course of business of approximately $57,000.

As of August 19, 2014, our shares of common stock were owned by a total of approximately 40 stockholders of record.  Our Chief Financial Officer and Chairman of the Board of Directors beneficially owns, in the aggregate, a total of 5,000 shares of our common stock, representing less than 1% of our issued and outstanding shares of common stock following the Offering.  See "Security Ownership of Certain Beneficial Owners and Management" below.

All shares of our common stock issued in the Offering are restricted shares and cannot be sold by the holders thereof without registration under the Securities Act or an available exemption from registration under the Securities Act.

Pending making investments in target portfolio companies, we invest our cash primarily in cash equivalents, U.S. government securities and other high-quality investments that mature in one year or less from the date of investment, which we expect will earn yields substantially lower than the interest, dividend or other income that we anticipate receiving in respect of investments in debt and equity securities of our target portfolio companies.  As a result, our ability to pay dividends in our initial years of operation will be based on our ability to invest our capital in suitable portfolio companies in a timely manner.  The management fee payable to the Adviser by us will not be reduced while our assets are invested in such securities.

Business Development Company

We are a newly organized, externally managed, closed-end management investment company that intends to elect to be regulated as a business development company under the 1940 Act.  We currently have no subsidiaries.  As a business development company, we will be required to comply with certain regulatory requirements.  For example, to the extent provided by the 1940 Act, we are required to invest at least 70% of our total assets in eligible portfolio companies ("Eligible Portfolio Companies").  Also, while we are permitted to finance investments using debt, our ability to use debt will be limited in certain significant respects, most notably that we maintain a 200% asset coverage position.

Our initial investments will typically consist of secured debt, convertible debt instruments, or equity.  Any follow-on investments will generally be conditioned on the achievement of pre-established milestones, which we believe will allow us to mitigate our financial exposure and assure that each portfolio company is committed to, and capable of, achieving targets.  We expect that the secured debt and the convertible debt securities will generate interest income, and any equity investment will generate dividends.  However, there is no assurance that we will receive payment of interest or dividends from our portfolio companies and, thus, we may not be able to pay dividends to our stockholders on a consistent basis.

We are also permitted to borrow funds to make investments, subject to limitations on the amount of such borrowings under the 1940 Act.

Our investment activities are managed by the Adviser, the terms of which are included in the Investment Advisory Agreement.  The Adviser is Integrity Wealth Management, a division of Integrity Bank & Trust, and is exempt from registration as an investment adviser under the Investment Advisers Act of 1940, as amended (the "the Advisers Act").  Randall Rush and Eric Davis are principals of the Adviser.  Under the Advisory Agreement, we pay the Adviser for its investment advisory services an annual base management fee based on our gross assets as well as an incentive fee based on our performance.

Our assets are held by the Custodian under the Custody Agreement under which we pay the Custodian a fee of .15% of assets (consisting of cash, securities and earnings thereform)  (excluding any related party assets).

Concurrent with making our BDC election, we intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually thereafter, as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code").  As a RIC, we generally will not have to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our stockholders in the form of dividends.

Ongoing Relationships with Portfolio Companies/Monitoring

We intend to monitor the financial trends of each portfolio company to assess the appropriate course of action for each company and to evaluate overall portfolio quality.  In certain limited cases, we may also control one or more of our portfolio companies.

We intend to utilize several methods for evaluating and monitoring the performance of our investments, including but not limited to, the following:

•	assessment of business development success, including product development, profitability and the portfolio company's overall adherence to its business plan;

•	periodic and regular contact with portfolio company management to discuss financial position, requirements and accomplishments;

•	periodic formal update interviews with portfolio company management; and

•	review of monthly and quarterly financial statements and financial projections for portfolio companies.

As a result of active monitoring and communication, we believe that our portfolio management process will emphasize value creation throughout the life cycle of a given investment.  By doing so, we believe that our value to the portfolio company will go beyond the capital we have invested, and will extend to the overall goals of each portfolio company, which we believe will benefit the return on investment we realize in our portfolio companies.

Investment Advisory and Administrative Services Agreement

Management Services.  The Adviser is exempt from registration as an investment adviser under the Advisers Act, and serves as our investment adviser.  Subject to the overall supervision of our Board of Directors, the Adviser manages our day-to-day operations and provides us with investment advisory services.  Under the terms of the Investment Advisory Agreement, the Adviser:

•	determines the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

•	determines which securities we will purchase, retain or sell;

•	identifies, evaluates and negotiates the structure of the investments we make; and

•	closes, monitors and services the investments we make.

The Adviser's services under the Investment Advisory Agreement may not be exclusive and it is free to furnish similar services to other entities so long as its services to us are not impaired.

Management fees. We pay the Adviser a fee for its investment advisory services under the Investment Advisory Agreement consisting of two components - a base management fee and an incentive fee.  The cost of both the base management fee and any incentive fees earned by the Adviser is ultimately borne by our common stockholders.  As of June 30, 2014 the Adviser had waived all management fees earned to date in the amount of $25,056.

The base management fee (the "Base Fee") is calculated at an annual rate of 1.5% of our gross assets, which includes any borrowings for investment purposes.  We do not presently expect to use borrowed funds for the purpose of making portfolio investments.  The Base Fee is payable quarterly in arrears, and is calculated based on the value of our gross assets at the end of the most recently completed calendar quarter, and appropriately adjusted for any equity capital raises or repurchases during the calendar quarter.  The Base Fee for any partial month or quarter is appropriately pro rated.

The Incentive Fee will be determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), commencing with the calendar year January 1, 2014, and will equal 20% of our "Net Investment Income" above 7.5% for the year.  "Net Investment Income" is defined as all income accrued during the year minus the Company's operating expenses, Base Management Fee and expenses paid under the Investment Advisory Agreement.  Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payable-in-kind interest and zero coupon securities) accrued income that we have not yet received in cash.  Net Investment Income does include any realized capital gains, realized capital losses, or unrealized capital depreciation.  It does not include unrealized capital appreciation.  The Incentive Fee determined as of December 31, 2014 will be calculated for a period of shorter than twelve calendar months.  In the event that the Investment Advisory Agreement terminates as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying the Incentive Fee.

Administrative services.  Pursuant to the Investment Advisory Agreement, the Adviser will furnish us with equipment and clerical, bookkeeping and record-keeping services, as well as certain administrative services, which will include being responsible for the financial records which we are required to maintain and preparing reports to our stockholders and reports filed with the SEC.  In addition, the Adviser will assist us in monitoring our portfolio accounting and bookkeeping, managing portfolio collections and reporting, performing internal audit services, determining and publishing our net asset value, overseeing the preparation and filing of our tax returns and the printing and dissemination of reports to our stockholders, providing support for our risk management efforts and generally overseeing the payment of our expenses and the performance of administrative and professional services rendered to us by others.  We will reimburse the Adviser for the allocable portion of overhead and other expenses incurred by it in performing its administrative obligations under the Investment Advisory Agreement.

Payment of our expenses.  Our primary operating expenses include the payment of (i) investment advisory fees to the Adviser; (ii) the allocable portion of overhead and other expenses incurred by the Adviser in performing its administrative obligations under the Investment Advisory Agreement; and (iii) other operating expenses as detailed below.  Our investment advisory fee will compensate the Adviser for its work in identifying, evaluating, negotiating, closing, monitoring and servicing our investments.  We will bear all other expenses of our operations and transactions, including (without limitation):

•	costs of calculating our net asset value, including the cost of any third-party valuation services;

•	costs of effecting sales and repurchases of shares of our common stock and other securities;

•	fees payable to third parties relating to, or associated with, making investments, including fees and expenses associated with performing due diligence reviews of prospective investments;

•	transfer agent and custodial fees;

•	costs related to organization and offerings;

•	fees and expenses associated with marketing efforts;

•	federal and state registration fees;

•	any stock exchange listing fees;

•	applicable federal, state and local taxes;

•	independent directors' fees and expenses;

•	excess brokerage commissions;

•	costs of proxy statements, stockholders' reports and notices;

•	fidelity bond, directors and officers/errors and omissions liability insurance and other insurance premiums;

•	direct costs such as printing and mailing, and staff;

•	fees and expenses associated with independent audits and outside legal costs;

•	costs associated with our reporting and compliance obligations under the 1940 Act, the Exchange Act and applicable federal and state securities laws; and

•
all other expenses incurred by either the Adviser or us in connection with administering our business, including payments under the Investment Advisory Agreement that will be based upon our allocable portion of overhead and other expenses incurred by the Adviser in performing its obligations under the Investment Advisory Agreement.

All of these expenses are ultimately borne by our common stockholders.

Duration and termination.  Unless earlier terminated as described below, the Investment Advisory Agreement will remain in effect for a period of two years from January 1, 2014 (or until January 1, 2016) and will remain in effect from year to year thereafter if approved annually by (i) the vote of our Board of Directors, or by the vote of a majority of our outstanding voting securities, and (ii) the vote of a majority of our directors who are not interested persons.  The Investment Advisory Agreement will automatically terminate in the event of its assignment.  The Investment Advisory Agreement may be terminated by either party without penalty upon not less than 60 days' written notice to the other.

Indemnification.  The Investment Advisory Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of their respective duties or by reason of the reckless disregard of their respective duties and obligations, the Adviser and its officers, managers, agents, employees, controlling persons, members (or their owners) and any other person or entity affiliated with it, are entitled to indemnification from us for any damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser's services under the Investment Advisory Agreement or otherwise as the Adviser.

Organization of the investment adviser.  The Adviser is a division of Integrity Bank & Trust, a Colorado corporation that is exempt from registration as an investment adviser under the Advisers Act.  Randy Rush is the majority owner and Chairman of the Board of the Advisor.  Messrs. Rush and Davis, and Ms. Fisher are senior investment professionals and, along with L. Blaine Rush, Brett Wyss, Jeremiah Erickson and Larry Dozier, are the members of its Investment Committee.  Randy Rush, Eric Davis and Wendy Fisher will manage our day-to-day operations and provide the services under the Investment Advisory Agreement.  The Adviser currently provides, and intends to continue to provide similar investment advisory services to other entities and individual investing in addition to us.  As the Adviser provides investment advisory services to other entities, the Adviser intends to allocate investment opportunities in a fair and equitable manner pursuant to its allocation policies and procedures and in any event consistent with the fiduciary duties owed to us.  The principal address of the Adviser is 13540 Meadowgrass Drive, Suite 100, Colorado Springs, Colorado  80921.

Competition

We compete for investments with a number of business development companies and other investment funds (including private equity funds and venture capital funds), traditional financial services companies such as commercial banks, and other sources of financing.  Many of these entities have greater financial and managerial resources than we do.  Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act will impose on us as a business development company.  We believe we compete with these entities primarily on the basis of our willingness to make smaller, non-controlling investments, the experience and contacts of our investment professionals within our targeted industries, our responsive and efficient investment analysis and decision-making processes, and the investment terms that we offer.  We do not seek to compete primarily on the deal terms we offer to potential portfolio companies.

Regulation as a Business Development Company

We will elect to be regulated as a business development company under the 1940 Act.  The 1940 Act requires that a majority of our directors be persons other than "interested persons," as that term is defined in the 1940 Act.  In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a business development company without the approval of a "majority of our outstanding voting securities," within the meaning of the 1940 Act.

Qualifying assets.  Under the 1940 Act, a business development company may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to here as "qualifying assets," unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company's total assets (the "70% test").  The principal categories of qualifying assets relevant to our business are any of the following:

(1)
Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an Eligible Portfolio Company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an Eligible Portfolio Company, or from any other person, subject to such rules as may be prescribed by the SEC.  An Eligible Portfolio Company is defined in the 1940 Act as any issuer which:

(a)	is organized under the laws of, and has its principal place of business in, the United States;

(b)	is not an investment company (other than a small business investment company wholly-owned by the business development company) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c)             satisfies any of the following:

(i)	does not have any class of securities listed on a national securities exchange;

(ii)
is controlled by a business development company or a group of companies including a business development company and the business development company has an affiliated person who is a director of the eligible portfolio company; or

(iii)	is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million; or

(iv)
has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million during the 60 days prior to acquisition by the business development company.

(2)	Securities of any Eligible Portfolio Company which we control.

(3)
Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)
Securities of an Eligible Portfolio Company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the Eligible Portfolio Company.

(5)	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6)	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

In addition, a business development company must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above.

Managerial assistance to portfolio companies.  In general, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, we must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where we purchase such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance.  Making available managerial assistance means, among other things, any arrangement whereby the business development company, through its directors, officers or employees, offers to provide, and, if requested to, provides significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Senior securities.  We are permitted, under specified conditions, to issue multiple classes of debt and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, is at least equal to 200% immediately after each such issuance.  In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase.  We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage.

Except for temporary or emergency borrowings in amounts not exceeding 5% of the value of our total assets, it is unlikely that we will borrow funds in the foreseeable future to finance the purchase of our investment in portfolio companies.  However, in the event we do borrow funds to make investments, we are exposed to the risks of leverage, which may be considered a speculative investment technique.  Borrowings, also known as leverage, magnify the potential for gain and loss on amounts invested and therefore increase the risks associated with investing in our securities.  In addition, the costs associated with our borrowings, including any increase in the management fee payable to the Adviser will be borne by our common stockholders.

Proxy voting policies and procedures.  We vote proxies relating to our portfolio securities in the best interest of our stockholders.  We review on a case-by-case basis each proposal submitted to a stockholder vote to determine its impact on the portfolio securities held by us.  Although we generally vote against proposals that may have a negative impact on our portfolio securities, we may vote for such a proposal if there exists compelling long-term reasons to do so.

Our proxy voting decisions are made by the Adviser's senior investment professionals.  To ensure that our vote is not the product of a conflict of interest, we require that:  (i) anyone involved in the decision making process disclose to our Chief Compliance Officer any potential conflict that he is aware of and any contact that he has had with any interested party regarding a proxy vote; and (ii) employees involved in the decision making process or vote administration are prohibited from revealing how we intend to vote on a proposal in order to reduce any attempted influence from interested parties.

Stockholders may obtain information regarding how we voted proxies with respect to our portfolio securities by making a written request for proxy voting information to:  Chief Compliance Officer, Integrity Capital Income Fund, Inc., 13540 Meadowgrass Drive, Suite 100, Colorado Springs, Colorado 80921.

Temporary investments.  Pending investment in other types of "qualifying assets," as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less.

Code of ethics. We have adopted a code of ethics that applies to all of our officers, consultants and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our code of ethics establishes standards and guidelines to assist our directors, officers, and employees, as well as consultants, in complying with both the Company's corporate policies and with the law. The Adviser and employees of the Adviser are also subject to our code of ethics. Our code of ethics is posted at our website http://www.integritycapitalincomefund.com.  Upon request we will provide any person a copy of our code of ethics without charge. Persons desiring a copy of our code of ethics should request a copy by submitting a written request to the Company at its corporate office.

Compliance policies and procedures.  We have adopted and implemented written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a Chief Compliance Officer to be responsible for administering the policies and procedures.  Eric Davis will serve as our Chief Compliance Officer.

Privacy principles.  We are committed to maintaining the privacy of our stockholders and to safeguarding their non-public personal information.  The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

Generally, we do not receive any non-public personal information relating to our stockholders, although certain non-public personal information of our stockholders may become available to us.  We do not disclose any non-public personal information about our stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).

We restrict access to non-public personal information about our stockholders to employees of the Adviser and its affiliates with a legitimate business need for the information.  We will maintain physical, electronic and procedural safeguards designed to protect the non-public personal information of our stockholders.

Other.  We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our Board of Directors who are not interested persons and, in some cases, prior approval by the SEC.

We expect to be periodically be examined by the SEC for compliance with the 1940 Act.

We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement.  Furthermore, as a business development company, we are prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office.

Certain U.S. Federal Income Tax Considerations

The following discussion is a general summary of the material United States federal income tax considerations applicable to us and to an investment in our shares.  This summary does not purport to be a complete description of the income tax considerations applicable to such an investment.  For example, we have not described tax consequences that we assume to be generally known by investors or certain considerations that may be relevant to certain types of holders subject to special treatment under United States federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, and financial institutions.  This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code).  The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as in effect as of the date of this Registration Statement and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion.  We have not sought and will not seek any ruling from the Internal Revenue Service regarding the Offering.  This summary does not discuss any aspects of United States estate or gift tax or foreign, state or local tax.  It does not discuss the special treatment under United States federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets in which we do not currently intend to invest.

A "U.S. stockholder" generally is a beneficial owner of shares of our common stock who is for United States federal income tax purposes:

•
a citizen or individual resident of the United States including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

•
a corporation or other entity taxable as a corporation, for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•
a trust if:  (1) a court in the United States has primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of such trust, or (2) such trust validly elects to be treated as a U.S. person for federal income tax purposes; or

•	an estate, the income of which is subject to United States federal income taxation regardless of its source.

A "Non-U.S. stockholder" is a beneficial owner of shares of our common stock that is not a U.S. stockholder.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  A prospective stockholder who is a partner of a partnership holding shares of our common stock should consult his, her or its tax advisors with respect to the purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her or its particular situation.  We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

Election to be taxed as a Regulated Investment Company.  We intend to elect to be treated as a RIC under Subchapter M of the Code as soon as we are able to qualify for such election.  However, such an election and qualification requires that we comply with certain requirements contained in Subchapter M of the Code that may affect our ability to pursue additional business opportunities or strategies that, if we were to determine we should pursue, could diminish the desirability of or impede our ability to qualify as a RIC.  For example, a RIC must meet certain requirements, including source of income and asset diversification requirements.  The source of income requirement mandates that we receive 90% or more of our income from qualified earnings, typically referred to as "good income."

As a RIC, we generally will not have to pay corporate-level federal income taxes on any ordinary income or realized capital gains that we distribute to our stockholders as dividends.  To qualify as a RIC, we must, among other things, meet certain source of income and asset diversification requirements (as described below).  In addition, in order to obtain the federal income tax benefits allowable to RICs, we must distribute to our stockholders, for each taxable year, at least 90% of our "investment company taxable income," which is generally our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses (the "Annual Distribution Requirement").

Conversion to RIC Status.  As of the date of this Registration Statement, we believe we will be able to qualify, and intend to elect to be treated, as a RIC beginning with our fiscal year commencing November 1, 2014.  Prior to our fiscal year November 1, 2014, we will be taxable as a regular corporation under Subchapter C of the Code (a "C corporation").  We anticipate that, on the effective date of our RIC election, we may hold assets (including intangible assets not reflected on the balance sheet, such as goodwill) with "built-in gain," which are assets whose fair market value as of the effective date of the election exceeds their tax basis.  In general, a corporation that converts to taxation as a RIC must pay corporate level tax on any of the net built-in gains it recognizes during the 10-year period beginning on the effective date of its election to be treated as a RIC.  Alternatively, the corporation may elect to recognize all of its built-in gain at the time of its conversion and pay tax on the built-in gain at that time.  We may or may not make this election.  Any such corporate level tax is payable at the time the built-in gains are recognized (which generally will be the years in which the built-in gain assets are sold in a taxable transaction).  The amount of this tax will vary depending on the assets that are actually sold by us in this 10-year period and the actual amount of net built-in gain or loss present in those assets as of the effective date of our election to be treated as a RIC and effective tax rates.  Recognized built-in gains that are ordinary in character and the excess of short-term capital gains over long-term capital losses will be included in our investment company taxable income, and generally we must distribute annually at least 90% of any such amounts (net of corporate taxes we pay on those gains) in order to be eligible for RIC tax treatment.  Any such amount distributed likely will be taxable to stockholders as ordinary income.  Built-in gains (net of taxes) that are recognized within the 10-year period and that are long-term capital gains likely will also be distributed (or deemed distributed) annually to our stockholders.  Any such amount distributed (or deemed distributed) likely will be taxable to stockholders as capital gains.

One requirement to qualify as a RIC is that, by the end of our first taxable year as a RIC, we must eliminate the earnings and profits accumulated while we were taxable as a C corporation.  We intend to accomplish this by paying to our stockholders in the first quarter of the tax year for which we make a RIC election a cash dividend representing all of our accumulated earnings and profits (if any) for the period from our inception through the end of the prior tax year.  The actual amount of that dividend (if any) will be based on a number of factors, including our results of operations through the end of the prior.  The dividend, if any, of our accumulated earnings and profits will be taxable to stockholders as ordinary income.  Any such dividend will be in addition to the dividends we intend to pay (or be deemed to have distributed) during our first taxable year as a RIC.

Taxation as a Regulated Investment Company.  For any taxable year in which we:

•	qualify as a RIC; and

•	satisfy the Annual Distribution Requirement;

we generally will not be subject to federal income tax on the portion of our investment company taxable income and net capital gain ( i.e., net realized long-term capital gains in excess of net realized short-term capital losses) that we distribute to stockholders with respect to that year.  We will be subject to United States federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to our stockholders.

Although we currently intend to distribute realized net capital gains (i.e., net realized long-term capital gains in excess of net realized short-term capital losses), if any, at least annually, we may in the future decide to retain some or all of our net capital gains, but to designate the retained amount as a "deemed distribution." In that case, among other consequences, we will pay corporate-level tax on the retained amount, each U.S. stockholder will be required to include its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit or refund equal to its allocable share of the corporate-level tax we pay on the retained capital gain.

As a RIC, we will be subject to a 4% nondeductible federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (i) 98.2% of our ordinary income for each calendar year, (ii) 98% of our capital gain net income for the 1-year period ending October 31 in that calendar year, and (iii) any income realized, but not distributed, in the preceding year (the "Excise Tax Avoidance Requirement").  We will not be subject to excise taxes on amounts on which we are required to pay corporate income tax (such as retained net capital gains).  We currently intend to make sufficient distributions each taxable year to satisfy the Excise Tax Avoidance Requirement.

In order to qualify as a RIC for federal income tax purposes and obtain the tax benefits of RIC status, in addition to satisfying the Annual Distribution Requirement, we must, among other things:

•	have in effect at all times during each taxable year an election to be regulated as a business development company under the 1940 Act;

•
derive in each taxable year at least 90% of our gross income from (a) dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities or foreign currencies, or other income derived with respect to our business of investing in such stock or securities and (b) net income derived from an interest in a "qualified publicly traded limited partnership" (the "90% Income Test"); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

o
at least 50% of the value of our assets consists of (i) cash, cash equivalents, U.S. government securities, securities of other RICs, and (ii) other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of such issuer; and

o
no more than 25% of the value of our assets is invested in (i) securities (other than U.S. government securities or securities of other RICs) of one issuer, (ii) securities of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses, or (iii) securities of one or more "qualified publicly traded partnerships" (the "Diversification Tests").

If qualified by the SEC as a Business Development Corporation, for computation of the 50% diversification test for any quarter of the taxable year, we may include the value of any securities of an issuer, whether or not the investment company owns more than 10 percent of the outstanding voting securities of such issuer, the basis of which, when added to the basis of the investment company for securities of such issuer previously acquired, did not exceed five percent of the value of the total assets of the investment company at the time of the subsequent acquisition of securities.

We may be required to recognize taxable income in circumstances in which we do not receive cash.  For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year.  Because any original issue discount accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount.

Gain or loss realized by us from the sale or exchange of warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss.  Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant.  Upon the exercise of a warrant acquired by us, our tax basis in the stock purchased under the warrant will equal the sum of the amount paid for the warrant plus the strike price paid on the exercise of the warrant.

We are authorized to borrow funds and to sell assets in order to satisfy the Annual Distribution Requirement and the Excise Tax Avoidance Requirement (collectively, the "Distribution Requirements").  However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain "asset coverage" tests are met.  Moreover, our ability to dispose of assets to meet the Distribution Requirements may be limited by:  (i) the illiquid nature of our portfolio, or (ii) other requirements relating to our status as a RIC, including the Diversification Tests.  If we dispose of assets in order to meet the Distribution Requirements, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

Any transactions in options, futures contracts, hedging transactions, and forward contracts will be subject to special tax rules, the effect of which may be to accelerate income to us, defer losses, cause adjustments to the holding periods of our investments, convert long-term capital gains into short-term capital gains, convert short-term capital losses into long-term capital losses or have other tax consequences.  These rules could affect the amount, timing and character of distributions to stockholders.

A RIC is limited in its ability to deduct expenses in excess of its "investment company taxable income" (which is, generally, ordinary income plus net realized short-term capital gains in excess of net realized long-term capital losses).  If our expenses in a given year exceed investment company taxable income (e.g., as the result of large amounts of equity-based compensation), we would experience a net operating loss for that year.  However, a RIC is not permitted to carry forward net operating losses to subsequent years.  In addition, expenses can be used only to offset investment company taxable income, not net capital gain.  Due to these limits on the deductibility of expenses, we may for tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those years.  Such required distributions may be made from our cash assets or by liquidation of investments, if necessary.  We may realize gains or losses from such liquidations.  In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.

Following the effective date of our election to be treated as a RIC, assuming we qualify as a RIC, our corporate-level federal income tax should be substantially reduced or eliminated and, as explained above, a portion of our distributions or deemed distributions may be characterized as long-term capital gain in the hands of stockholders.  Except as otherwise provided, the remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

Taxation of U.S. stockholders.  For federal income tax purposes, distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains.  Distributions of our "investment company taxable income" (which is, generally, our ordinary income plus net realized short-term capital gains in excess of net realized long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock.  Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by us as "capital gain dividends" will be taxable to a U.S. stockholder as long-term capital gains (currently at a maximum rate of 20%) in the case of individuals, trusts or estates, regardless of the U.S. stockholder's holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock.  Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. stockholder's adjusted tax basis in such stockholder's common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

Although we currently intend to distribute realized net capital gains (net realized long-term capital gains in excess of net realized short-term capital losses), if any, at least annually, we may in the future decide to retain some or all of our net capital gains, but to designate the retained amount as a "deemed distribution." In that case, among other consequences, we will pay corporate-level tax on the retained amount, each U.S. stockholder will be required to include its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit or refund equal to its allocable share of the corporate-level tax we pay on the retained capital gain.  The amount of the deemed distribution net of such tax will be added to the U.S. stockholder's cost basis for its common stock.  Since we expect to pay tax on any retained capital gains at our regular corporate capital gain tax rate, and since that rate is in excess of the maximum rate currently payable by non-corporate taxpayers on long-term capital gains, the amount of tax that individual U.S. stockholders will be treated as having paid will exceed the tax they owe on the capital gain dividend.  Such excess generally may be claimed as a credit or refund against the U.S. stockholder's other U.S. federal income tax obligations.  A U.S. stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid.  In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant tax year.

As a RIC, we will be subject to the alternative minimum tax ("AMT"), but any items that are treated differently for AMT purposes must be apportioned between us and our stockholders and this may affect the stockholders' AMT liabilities.  Although regulations explaining the precise method of apportionment have not yet been issued by the Internal Revenue Service, we intend in general to apportion these items in the same proportion that dividends paid to each stockholder bear to our taxable income (determined without regard to the dividends paid deduction), unless we determine that a different method for a particular item is warranted under the circumstances.

For purposes of determining (i) whether the Annual Distribution Requirement is satisfied for any year, and (ii) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question.  If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made.  However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. stockholders on December 31 of the year in which the dividend was declared.

An investor in shares of our common stock should consider the tax implications of buying common stock just prior to a distribution.  Even if the price of the common stock includes the amount of the forthcoming distribution, and the distribution economically represents a return of investment, the investor will be taxed upon receipt of the distribution and will not be entitled to offset the distribution against the tax basis in his, her or its common stock.

A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of his, her or its shares of our common stock.  Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held his, her or its shares for more than one year.  Otherwise, it will be classified as short-term capital gain or loss.  However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares.  The ability to deduct capital losses may be subject to other limitations under the Code.

In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.  In such a case, the basis of the newly purchased shares will be adjusted to reflect the disallowed loss.

Corporate U.S. stockholders currently are subject to federal income tax on net capital gain at the maximum 35% rate also applied to ordinary income.

Non-corporate stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code.  Corporate stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

Non-corporate shareholders may be eligible to treat a portion of our ordinary income dividends as "qualified dividend income" that is subject to tax at the same reduced maximum rates applicable to long-term capital gains; corporations are not eligible for the reduced maximum rates on qualified dividend income.  We must designate the portion of any distributions that are eligible to be treated as qualified dividend income in a written notice within 60 days of the close of the relevant taxable year.  In general, the maximum amount of our distributions that may be designated by us as qualified dividend income for that taxable year is the total amount of qualified dividend income received by us during such year.  In order to constitute qualified dividend income to us, a dividend must be received from a U.S. domestic corporation or a qualified foreign corporation.  In addition, the dividend income must be paid in respect of stock that has been held by us, for federal income tax purposes, for at least 61 days during the 121-day period that begins 60 days before the stock becomes ex-dividend.  In order to be eligible to treat a dividend from a fund as qualified dividend income, individual shareholders must also meet the foregoing minimum holding period requirements with respect to their shares in the applicable fund.  These special rules relating to qualified dividend income apply to taxable years beginning before January 1, 2011.  Without additional Congressional action, all of our ordinary income dividends for taxable years beginning on or after such date will be subject to tax at ordinary income rates.

We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder's taxable income for such year as ordinary income and as long-term capital gain.  In addition, the federal tax status of each year's distributions generally will be reported to the Internal Revenue Service (including the amount of dividends, if any, eligible for the 15% "qualified dividend income" rate).  Distributions may also be subject to additional state, local, and foreign taxes depending on a U.S. stockholder's particular situation.  Dividends distributed by us generally will not be eligible for the corporate dividends-received deduction or the preferential rate applicable to "qualified dividend income."

We may be required to withhold federal income tax ("backup withholding"), currently at a rate of 28%, from all taxable distributions to any non-corporate U.S. stockholder (i) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding, or (ii) with respect to whom the Internal Revenue Service (the "IRS") notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect.  An individual's taxpayer identification number is his or her social security number.  Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder's federal income tax liability, provided that proper information is provided to the IRS.

Failure to qualify as a Regulated Investment Company.  If, subsequent to our qualification for, and election as, a RIC, we were unable to continue to qualify for treatment as a RIC, we would be subject to tax on all of our taxable income at regular corporate rates.  We would not be able to deduct distributions to stockholders, nor would they be required to be made.  Such distributions would be taxable to our stockholders and provided certain holding period and other requirements were met, could qualify for treatment as "qualified dividend income" eligible for the 15% maximum rate to the extent of our current and accumulated earnings and profits.  Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends received deduction.  Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder's tax basis, and any remaining distributions would be treated as a capital gain.  To requalify as a RIC in a subsequent taxable year, we would be required to satisfy the RIC qualification requirements for that year and dispose of any earnings and profits from any year in which we failed to qualify as a RIC.  Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the nonqualifying year, we could be subject to tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized within the subsequent 10 years, unless we made a special election to pay corporate-level tax on such built-in gain at the time of our requalification as a RIC.

Circular 230 Disclosure

In order to comply with recent Treasury Department regulations, we advise you that:  (i) this discussion of certain U.S. federal income tax consequences was not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer, (ii) this discussion is provided to support the promotion or marketing of the transaction matters discussed herein, and (iii) readers of this discussion should seek advice regarding the matters discussed herein based on his, her, or its own particular circumstances from an independent tax adviser.

Valuation of Portfolio Securities

We will determine the net asset value per share of our common stock quarterly.  The net asset value per share is equal to the value of our total assets minus liabilities and any preferred stock outstanding divided by the total number of shares of common stock outstanding.  At present, we do not have any preferred stock outstanding.

Value, as defined in Section 2(a)(41) of 1940 Act, is (i) the market price for those securities for which a market quotation is readily available, and (ii) for all other securities and assets, fair value is as determined in good faith by our Board of Directors.

The following procedures will be followed by the Adviser's Investment Committee as delegated by the Board of Directors  in carrying out its responsibilities under this valuation policy.

Each quarterly valuation will be completed in writing using an approved valuation format.  Each valuation will be reviewed by the Investment Committee, documented in the minutes of the committee and reported to the Company's Board of Directors at a meeting of the Board after the end of the respective quarter. Our entire Board of Directors serve as the Valuation Committee.

Investments will be carried at fair value of the investment, which is dependent on, among other things, whether material event has occurred.

A material event shall have occurred if any one of the following conditions is present:

1)	The borrower has missed any contractual payments of the note or investment.
2)	There has been a material change in the condition or collateral of the investment.
3)	The economic outlook for the company or investment has materially changed.
4)	Review of financial statements or other company/investment information indicates:
a.	The investee financial performance has greatly exceeded expectations or
b.	There is reason for concern there may be a future impairment or inability to meet interest, principal or other obligations of the investee.
5)	The borrower has sold any part of the company or equity interest in the company.
6)	The investee company becomes involved in litigation that would impact the valuation or investee company as a going concern.
7)	Interest rates have made a material change since the last review.

A valuation expert may be justified  to complete an independent valuation if any of the following occur:

1)	A material event as defined above occurs.
2)	The investment or asset is complex and requires a special expertise to properly value the asset.
3)	A majority of the Board of Directors requests an independent valuation.
4)	A majority of the Investment Committee requests an independent valuation.

Our notes to the finanicial statements contain additional detail on our valuation procedures.

Employees

Currently, we do not have any employees.  The management of our investment portfolio will be the responsibility of the Adviser and its Investment Committee, which currently consists of Randall Rush, Eric Davis, Wendy Fisher, Brett Wyss, L. Blaine Rush, Jeremiah Erickson and Larry Dozier. The Adviser's Investment Committee must approve each new investment that we make by 67%.  The members of Investment Committee will not be employed by us, and will receive no compensation from us in connection with their portfolio management activities.  However, Messrs. Rush and Davis through their financial interests in, or management positions with, the Adviser, will be entitled to a portion of any investment advisory fees paid by us to the Adviser pursuant to the Advisory Agreement.

Available Information

We will furnish our shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law.  We are filing this Registration Statement with the SEC voluntarily with the intention of establishing the Company as a reporting company under the Exchange Act.  Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q and our current reports on Form 8-K, as well as any amendments to those reports, will be available free of charge on the SEC's website at www.sec.gov, and through our website (www.integritycapitalincomefund.com) as soon as reasonably practicable after we file them with the SEC.

Custodian, Transfer and Dividend Paying Agent and Registrar

Our securities are held under a custody agreement by Integrity Bank & Trust. The Adviser acts as our transfer agent and dividend paying agent.  The principal business address of our transfer agent and dividend paying is 13540 Meadowgrass Dr Suite 100 Colorado Springs, CO 80921 and the phone number is 719-955-4801.

Brokerage Allocation and Other Practices

Subject to policies established by our Board of Directors, the Adviser is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions.  The investment adviser does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm's risk and skill in positioning blocks of securities.  While the investment adviser will generally seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available.  Subject to applicable legal requirements, the investment adviser may select a broker based partly upon brokerage or research services provided to the investment adviser and to us and any other clients.  In return for such services, we may pay a higher commission than other brokers would charge if the investment adviser determines in good faith that such commission is reasonable in relation to the services provided.  See "Certain Relationships and Related Transactions, and Director Independence."

Further, while the Adviser will generally seek reasonably competitive trade execution costs, we realize that our portfolio will consist primarily of restricted securities of companies that have recently become public and for which there is no or little trading activity.  For the foreseeable future we do not expect to execute any trades since our portfolio companies are privately held.

Item 1A.             Risk Factors

See "Risk Factors" above.

Item 2.          Financial Information.

We only recently commenced operations and our operations to date have consisted solely of organization matters and capital formation.  As of the date of this Registration Statement, we have made only limited investments in portfolio companies.  Our audited balance sheet as of June 30, 2014 and our unaudited financial statements for the period from December 10, 2013 (Date of inception) through July 31, 2014 are attached to this Registration Statement.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Overview.  We were incorporated on December 10, 2013 under the laws of the State of Colorado.  Promptly following the effectiveness of this Registration Statement, we will file an election to be regulated as a business development company under the 1940 Act.

We intend to invest principally in debt securities and equity securities, including convertible preferred securities of primarily non-public U.S.-based growth companies.  We expect that the debt securities will generally be collateralized by the assets of the company and will carry a market rate of interest.

We may also generate revenue in the form of commitment, origination, structuring or diligence fees, fees for providing significant managerial assistance and possibly consulting fees.  Any such fees will be generated in connection with our investments and recognized as earned.

Revenues.  We currently have limited revenue from operations and in all likelihood will be required to make future expenditures in connection with our marketing efforts along with general and administrative expenses before we will earn any material revenue.

We generated revenue of $111,412 from December 10, 2013 (inception) through July 31,  2014.  This included $104,762 in interest and $6,625 in revenue recognized from an origination fee.  In addition the fund generated $79,500 as an origination fee related to a portfolio investment which is being amortized over the three year life of the loan.  As of July 31, 2014 $6,625 had been recognized as revenue. For the period from December 10, 2013 (inception) through July 31,  2014, we earned interest income from money market investments of $25.

Expenses.  For the period from December 10, 2013 (inception) through July 31, 2014, we had net operating expenses of $38,031, consisting of:  (i) legal fees of $16,230 (ii) professional  fees of $12,500 (iii) directors' fees of $5,250, (iv) marketing and conference sponsorship fees of $4,020, and (v) miscellaneous expenses of $31.  Management earned management fees of $25,056 but elected to waive this entire amount.

The Adviser has contractually agreed to reimburse the costs incurred in the organization of the company and offering of its shares. The Adviser will recoup these expenses over a period of three years, subject to an expense cap of 2.34% if the fund expense ratio is less than 2.34% the Adviser can then recoup the expenses from the Company.

Through the normal course of business, the Adviser or an affiliate of the Adviser processes payments on behalf of the Company and then is reimbursed for expenses paid on behalf of the Company.

Financial condition, liquidity and capital resources.  We generated cash of $4,353,000 from the net proceeds of the Offering through June 30, 2014.  We invested the net proceeds of the Offering in portfolio companies in accordance with our investment objective and strategies described in this Registration Statement.

Our primary use of funds is investments in portfolio companies, cash distributions to holders of our common stock, and the payment of operating expenses, including debt service if we borrow to fund our investments.  As of the date of this Registration Statement, we have two promissory note investments in portfolio companies, an investment in a partnership, and have entered into a loan commitment to fund an additional portfolio investment.  The next investment is expected to close before September 30, 2014.

As of June 30, 2014 and July 31, 2014, respectively, we were approximately fully invested.  We had cash resources of $49,161 and $101,502, respectively, and no indebtedness other than accounts payable and accrued expenses incurred in connection with our organization and in the ordinary course of business of approximately $43,000 and $54,000, respectively.  For the period from June 30, 2014 through August 19, 2014, we received additional net proceeds from the sale of common stock in the Offering of $1,870,770 from the sale of 187,077 shares at $10 per share.

As of June 30, 2014 and July 31, 2014, our investments included: two secured promissory notes to portfolio companies bearing interest at 11% per annum and an investment in a partnership bearing a preferred return of 10%. Our cash resources totaling $49,161 as of June 30, 2014 and $101,502 as of July 31, 2014 are held in depository accounts at First Republic Bank.   We currently have no investments in debt or equity securities of public companies.

As of June 30, 2014, we had net assets of $4,325,269 and, based on 435,300 shares of common stock outstanding, a net asset value per common share of $9.94. As of July 31, 2014, we had net assets of $4,370,603 and, based on 440,300 shares of common stock outstanding, a net asset value per common share of $9.93.

As of August 19, 2014, we had cash resources of approximately $1,952,132 and no indebtedness other than accounts payable and accrued liabilities incurred in the ordinary course of business of approximately $57,000.  As of August 19, 2014, our cash resources of approximately $1,952,132 were held in depository accounts at First Republic Bank.  As of August 19 the fund has entered into an agreement to fund another secured promissory note as an additional portfolio investment for the fund.

Distribution policy.  Our Board of Directors will determine the payment of any dividends.  We intend to declare and pay distributions on a monthly basis.  Our first dividend was paid May 30, 2014 at a rate of $0.0625 per share.  We will pay these distributions to our stockholders out of assets legally available for distribution.  We cannot assure you that we will achieve investment results that will allow us to make a targeted level of cash distributions or year-to-year increases in cash distributions.  Any dividends to our stockholders will be declared out of assets legally available for distribution.

The timing of any capital gains generated from the appreciation and sale of common stock we expect to receive in our portfolio companies upon conversion of the convertible debt and convertible preferred equity securities cannot be predicted.  Although we expect to be able to pay dividends from the interest and preferred dividends we receive from our initial and follow-on investments prior, we do not expect to generate capital gains from the sale of our portfolio investments on a level or uniform basis from quarter to quarter.  This may result in substantial fluctuations in our quarterly dividend payments to stockholders.  In addition, since we expect to have an average holding period for our portfolio company investments of two to five years, it is unlikely we will generate any capital gains during our initial years of operations.  Our ability to pay dividends in our initial years of operation will be based on our ability to invest our capital in suitable portfolio companies in a timely manner.

In addition, although we currently intend to distribute realized net capital gains (net long-term capital gains in excess of short-term capital losses), if any, at least annually, we may in the future decide to retain such capital gains for investment and elect to treat such gains as deemed distributions to you.  If this happens, you will be treated as if you had received an actual distribution of the capital gains we retain and reinvested the net after-tax proceeds in us.  In this situation, you would be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you.  See "Certain U.S. Federal Income Tax Considerations." We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, to the extent that we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

Beginning with our taxable year commencing November 1, 2014, we intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code.  To obtain and maintain RIC tax treatment, we must, among other things, distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any.  In order to avoid certain excise taxes imposed on RICs, we currently intend to distribute during each taxable year an amount at least equal to the sum of:  (i) 98% of our ordinary income for the taxable year, (ii) 98% of our capital gains in excess of capital losses for the one-year period ending on October 31, 2015, and (iii) any ordinary income and net capital gains for preceding years that were not distributed during such years.

We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

All distributions will be paid at the discretion of our Board of Directors and will depend on our earnings, our financial condition, maintenance of our RIC status, compliance with applicable business development company regulations and such other factors as our Board of Directors may deem relevant from time to time.  We cannot assure you that we will pay distributions to our stockholders in the future.  In the event that we encounter delays in locating suitable investment opportunities, we may pay all or a substantial portion of our distributions from the proceeds of the sales of our common stock in anticipation of future cash flow, which may constitute a return of our stockholders' capital.  Distributions from the proceeds of the sales of our common stock also could reduce the amount of capital we ultimately invest in interests of portfolio companies.  Our distributions may exceed our earnings, especially during the period before we have substantially invested the proceeds from the sale of our common stock.

Contractual obligations.  We have entered into a contract under which we have material future commitments, the Advisory Agreement, pursuant to which the Adviser agrees to serve as the Adviser and to furnish us with certain administrative services necessary to conduct our day-to-day operations.  This agreement is terminable by either party upon proper notice.  We will pay the Adviser a fee for its investment advisory services under the Advisory Agreement consisting of two components - a base management fee and an incentive fee.  We will also reimburse the Adviser for the allocable portion of overhead and other expenses incurred by it in performing its administrative obligations under the Advisory Agreement, including the compensation of our Chief Financial Officer and Chief Compliance Officer, and their respective staffs.  See "Advisory Agreement."

Our Advisory Agreement may be terminated by either party without penalty upon not less than 60 days' written notice to the other.  If this agreement is terminated, our costs under a new agreement that we may enter into may increase.  In addition, we will likely incur significant time and expense in locating alternative parties to provide the services we expect to receive under the Advisory Agreement.  Any new Advisory Agreement would also be subject to approval by our stockholders.

Current Economic Environment

During the last twelve months, the state of the economy in the U.S. and abroad continued to grow at a modest pace.  The current economic situation, together with the limited availability of debt and equity capital, including through bank financing, will likely have a disproportionate impact on the micro-cap companies we intend to target for investment.  As a result, we may experience a reduction in attractive investment opportunities in prospective portfolio companies that fit our investment criteria.  In addition, micro-cap companies in which we ultimately invest may be unable to pay us the interest or dividends on their convertible securities or repay their debt obligations to us, and the common stock which we may receive upon conversion of the convertible securities may have little or no value, resulting in the loss of all or substantially all of our investment in such micro-cap companies.

Off-Balance Sheet Arrangements

As of the date of this Registration Statement, we have no off-balance sheet arrangements.

Critical Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") as detailed in the Financial Accounting Standards Board's "FASB" Accounting Standards Codification.

Use of Estimates

Financial statements prepared on a GAAP basis require the Adviser to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.  Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered cash equivalents.    The Company periodically assesses the financial condition of their financial institutions where cash is held to assess the potential credit risk.

Investments

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. Unrealized gains or losses primarily reflect the change in investment values, including the reversal of previously recorded unrealized gains or losses when gains or losses are realized.

As part of the valuation process, the Company may take into account the following types of factors, if relevant, in determining the fair value of the Company's investments: the enterprise value of a portfolio company (the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the portfolio company's ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company's securities to any similar publicly traded securities, changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments would trade in their principal markets and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Company considers the pricing indicated by the external event to corroborate its valuation.

Because there is not a readily available market value for most of the investments in its portfolio, the Company values substantially all of its portfolio investments at fair value as determined in good faith by the Adviser, as described herein. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company's investments may fluctuate from period to period. Additionally, the fair value of the Company's investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the Company may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the Company was required to liquidate a portfolio investment in a forced or liquidation sale, the Company could realize significantly less than the value at which the Company has recorded it.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the valuations currently assigned.

Revenue Recognition

Interest income on debt investments is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on securities purchased are accreted/amortized into interest income over the life of the respective security using the effective yield method. The amortized cost of investments represents the original cost adjusted for the accretion of discounts and amortization of premiums, if any.

Dividend income on preferred equity securities is recorded as dividend income on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies.

Fee income, such as structuring fees, origination, closing, commitment and other upfront fees are generally non-recurring and are recognized as revenue when earned. In instances where the Company does not perform significant services in connection with the related investment, fees paid to the Company may be deferred and amortized over the estimated life of the investment. Upon the prepayment of a loan or debt security, any prepayment penalties and unamortized loan origination, structuring, closing, commitment and other upfront fees are recorded as income.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.  We recognize deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.  If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Valuation Policy

The Company's fair value accounting policies adhere to the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 820, Fair Value Measurements and Disclosures.  Topic ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.  Unobservable inputs reflect the Adviser's assumption about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 -
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 -	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.  Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed.  Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3.  In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined by the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure.  Therefore, even when market assumptions are not readily available, the Adviser's own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.

The Company invests in direct debt and equity securities that are not traded on a public market.  These securities are recorded at fair value as determined by the Adviser using the framework of Topic ASC 820.  In addition, the Company has adopted written guidelines for determining the fair value of its investments for reporting in the accompanying financial statements.  Under these guidelines, investment valuations are reviewed on a quarterly basis and investments without readily available market values are valued at fair value as determined by the Adviser.  In the absence of readily ascertainable market values, the Adviser uses valuation techniques consistent with the market, income and cost approaches, as prescribed by Topic ASC 820, in order to estimate the fair value of investments.  In all cases, the Adviser evaluates whether the valuation techniques used and the resultant fair value estimate is representative of what the most likely buyers of the company would also pay upon exit, and therefore, whether the value is deemed to be the price expected in an orderly transaction between market participants at the measurement date.

The transaction price is typically the Adviser's best estimate of fair value at inception of the investment.  When evidence supports a change to the carrying value from the transaction price, adjustments are made to reflect expected exit values.  Ongoing reviews by the Adviser are based on an assessment of significant assumptions related to each underlying investment including incorporating valuations that consider the evaluation of financing and sale transactions with third parties, the financial condition and operating results of the portfolio company, achievement of technical milestones, and expected cash flows.

Under Topic ASC 820, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date. ASC 820 permits the Company, as a practical expedient, to estimate the fair value of this type of investment based on the net asset value (NAV) per share, or its equivalent, if the NAV of such investments is calculated in a manner consistent with the measurement principles of ASC 946, Financial Services — Investment Companies. As such the Company's estimate of fair value is generally based on the NAV provided to the Company by each Investee Fund, supported by the independently audited financial statements of the Investee Fund, when available.

Item 3.      Properties.

We maintain our principal executive office at 13540 Meadowgrass Drive, Suite 100, Colorado Springs, Colorado 80921, in the offices of the Adviser.  We do not own any real estate.  We believe that our present facilities are adequate to meet our current needs.  If new or additional space is required, we believe that adequate facilities are available at competitive prices in the respective areas.  Under the Advisory Agreement, we intend to pay an allocable portion of the monthly lease expenses incurred by the Adviser for this office facility.

Item 4.      Security Ownership of Certain Beneficial Owners and Management.

The following table provides information regarding the beneficial ownership of our common stock as of August 19, 2014 for (i) each shareholder whom we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group.  In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.  To the best of the Company's knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership.  As of August 19, 2014, there were issued and outstanding 622,377 shares of our common stock, which includes the shares of common stock which we issued in connection with the Offering.

As of August 19, 2014, we do not have any outstanding shares of preferred stock, any outstanding securities which are convertible into our common stock or any outstanding options or warrants to acquire our common stock.

Name and Address	Shares Beneficially Owned	Percent of Shares
Executive Officers and Directors:	0	0
Randall Rush	5,000 (1)	*
Steve Leach	0	0
Ric Denton	0	0
Eric Davis	0	0
Wendy Fisher	0	0
Total	5,000 (1)	*
      * Less than 1%

(1)	Includes 5,000 shares held by Mr. Rush's IRA which were purchased in the Offering.

Item 5.      Directors and Executive Officers.

Our Board of Directors will oversee our management.  The Board of Directors currently consists of three members, two of whom are not "interested persons" of the Adviser as defined in Section 2(a)(19) of the 1940 Act.  We refer to these individuals as our independent directors.  Our Board of Directors elects our officers, who will serve at the discretion of the Board of Directors.  The responsibilities of each director will include, among other things, the oversight of our investment activity, the quarterly valuation of our assets, and oversight of our financing arrangements.  Currently, the entire Board of Directors serves as the Audit Committee and the Valuation Committee.  The Board may establish additional committees in the future.  Unless approved by our Board of Directors, we will not permit our executive officers or directors to serve as officers, directors or principals of entities that operate in the same or related line of business as we do, other than investment funds, if any,  managed by the Adviser and its affiliates.

Board of Directors and Executive Officers

Under our articles, our directors are divided into three classes.  Each class of directors will hold office for a three-year term.  However, the initial members of the three classes have initial terms of one, two and three years, respectively.  At each annual meeting of our stockholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.  Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Directors

Information regarding the Board of Directors is as follows:

Name	Age	Positions Held	Director Since	Expiration of Term
Independent Directors:
Steve Leach	51	Director	2013	2014
Ric Denton	70	Director	2013	2015

Interested Directors:
Randy Rush	60	Director, Chairman, CFO & Treasurer	2013	2016

The address for each director is c/o Integrity Capital Income Fund, Inc., 13540 Meadowgrass Drive, Suite 100, Colorado Springs, Colorado 80921.

Executive Officers who are not Directors

Information regarding our executive officers who are not directors is as follows:

Name	Age	Positions Held
Eric Davis	35	President, CIO
Wendy Fisher	30	COO

The address for each executive officer who is not a director is c/o Integrity Capital Income Fund, Inc., 13540 Meadowgrass Drive, Suite 100, Colorado Springs, Colorado 80921.

Biographical Information

Eric Davis – President and Chief Investment Officer, age 35

Eric started in Wealth Management at NatCity Investments, a subsidiary of National City Bank, in 2000.  National City was the 8th largest bank in the country at that time.  He served NatCity Investments as a regional manager of an advisory group from 2003 – 2006 with principal responsibility for overseeing the investment management, retirement planning, asset allocation, and business development process for his team.  During this time his team won two distinct national awards for excellence.  In 2007 Eric moved to Colorado Springs and joined Integrity Bank & Trust's Wealth Management Group.  Since that time he has been instrumental in the growth of the department from a local community bank and trust with $65 million in assets under management to a leader in alternative investments that serves RIA's and clients nationally.  The Wealth Management Group now has over $200 million in assets under management.  Eric currently serves as Chair of the Integrity Wealth Management investment committee, overseeing investments, due diligence, strategy, and asset allocation for the group.  During the last five years the majority of the Wealth Management Group's growth has been due to the committee's expertise in sourcing, vetting, and monitoring alternative investments, the majority of which are income-producing collateralized investments.  This growth accelerated as Integrity Bank & Trust created a program for RIA's in 2011 that includes some of the nation's top financial advisors and advisory groups. In this program Integrity Bank & Trust serves as a custodian and offers due diligence as a service to RIA's who are seeking high quality non-traditional investments as solutions for their clients' portfolios.

Randall Rush – Director, Chairman of the Board, Treasurer and Chief Financial Officer, age 60

Randy is one of the founders of Integrity Bank & Trust, Monument, Colorado that was established August 11, 2003.  He is the Chairman of the Board, Executive Vice President and Senior Trust Officer of the Bank, and has held those positions since the Bank's inception.  Mr. Rush is also a director and Secretary / Treasurer of Gemini Bancshares, Inc., the holding company for the Bank.  Randy has over 38 years of banking, investment and trust management experience.  Previously, he served as the Executive Vice President and Senior Trust Officer for the Smith County State Bank & Trust Company, acting as the head of the trust department and responsible for the management of the bank's investment portfolio.  During his tenure from 1984 to 2003 at the Smith County State Bank & Trust, located in a rural Kansas community of 2,000 people, he successfully grew the trust department from assets under management of $10,000,000 to over $235,000,000.  Randy was active in the Kansas Banker's Association serving as President of the KBA Trust Division and served on the Kansas Banker's Association's Governing Council and Board of Directors.  In addition, he was on the faculty of the Kansas/Nebraska schools of Trust and Financial Planning for ten years.  Randy received Masters of Business Administration from the University of Nebraska and a B.S. in Accounting from Ottawa University.

Steve Leach, Independent Director, age 51

Mr. Leach serves as CEO of WaterStone where his team helps Christians develop and execute tax efficient giving strategies through various giving vehicles.  WaterStone manages $250 million of assets that will ultimately be deployed to thousands of causes close to the hearts of their clients.  Mr. Leach served as President of Acacia Strategic Advisors, a strategic consulting firm.  A key engagement while at Acacia was the launch of Vida Capital's Longevity Fund where Steve served as the VP of Marketing and Business Development.  Prior leading Acacia, Steve served as Chief Executive Officer of NovaCentrix Corp, a nanotechnology products company from October 2005 through April 2008 when the company was sold. Steve joined NovaCentrix in late 2005 to drive the commercialization of the core materials and process technology into products for specific markets. Steve's time with Dell culminated as a Director of Strategic Investments aligned with the venture capital arm of Dell Computer, Dell Ventures.  He also directed strategic marketing and business planning for Dell's $8B Home and Small Business Product Group as well as Dell's $3B Inspiron Product Group.  While at Dell, IBM and Compaq Computer, the teams he served built a number of businesses that delivered billion-dollar products and associated service revenues.  The skills he developed at these Fortune 500 companies provide him with a keen understanding of overall business strategy, market analysis and segmentation as well as technology planning and development.  His tenure at Dell gives him a fanatical approach to operational efficiency and technology utilization.  Mr. Leach graduated from Texas A&M University with a degree in Mechanical Engineering.

Ric Denton, Independent Director, age 70

Ric Denton is a Silicon Valley veteran with extensive experience in taking early-stage startups from conception to multi-million dollar organizations.  He has started three businesses and one non-profit.  Since 2011 he has served as the CEO of the Colorado Springs Technology Incubator (CSTI), where he assists startup clients with product development, funding, strategic partnerships, operational guidance and their go-to-market strategies.  Since coming to Colorado Springs in 2004, Dr. Denton continued his consulting activities in evaluating companies on behalf of venture capitalists.  Dedicated to serving the local community, he served three years as the Colorado Springs Chair of SCORE, where he counseled hundreds of start-up clients.  Dr. Denton holds a Ph.D. (1971) and M.S. (1968) in physics from the University of California in Santa Barbara.

Wendy Fisher – Operations Manager & Investment Committee Member, age 30

Wendy Fisher joined Integrity Bank & Trust in October 2007 as an Investment Analyst.  She graduated with distinction from the University of Minnesota with a BA in Political Science.  In March of 2010 she obtained her CERTIFIED FINANCIAL PLANNER™ certification.  She serves as Operations & Investment Manager of Integrity Bank & Trust's Wealth Management Group.  Her primary responsibilities include managing the operations staff, overseeing custody, providing client and RIA reporting, as well as maintaining and monitoring all of the investment due diligence records.  Wendy also serves on the ALCO with responsibility to help set interest rates on deposits and to manage the allocation of investments of bank deposits for Integrity Bank.  She is an integral member of the Bank ALCO and Integrity Wealth Management investment committee and due diligence process.

L. Blaine Rush – Investment Committee Member, age 86

Blaine is a director and Chairman of Gemini Bancshares, Inc. and serves on Integrity Bank & Trust Bank's Board of Directors, holding both of those positions since 2003.  Blaine is a retired banker with over 50 years' experience in banking.  His banking experience includes serving as one of the principals involved in the purchase, management and operation of multiple banking institutions in Kansas.  In addition, he has also been very active in Lions Club International having served on the International Board of Directors for two years as a Director and for three years as a Board Appointee.  While on the Lions Club International finance committee, he was responsible for meeting with the finance minister of India and negotiated the use of India Lions Club dues for the benefit of supporting the Lions Club International organization.  He has also served as a member of the Board of Trustees of Ottawa University, Ottawa, Kansas.

Jeremiah Erickson – Investment Committee Member, age 34

Jeremiah has an MBA in Finance from the University of Colorado and a Certificate in Financial Planning from Boston University.  Jeremiah passed the CFP® exam in 2011, demonstrating his commitment to pursuing a high level of excellence in his field.  He has been working in Financial Services since 2010, after spending four years in several HR and Management positions for Fortune 500 companies.  Prior to joining Integrity Bank & Trust in 2012, Jeremiah was responsible for managing investments for a Registered Investment Advisory that managed approximately $100 million in assets.  Jeremiah is very active in his community as a member of a local church, serving on the Board of Directors for the Financial Planning Association of Southern Colorado, and serving as the treasurer for the Human Trafficking Task Force of Southern Colorado.

Brett Wyss – Investment Committee Member, age 35

Brett has been with Integrity Bank & Trust since August of 2004.  He currently serves as the Senior Loan Officer and manages the loan department.  He also manages a $50 Million loan portfolio.  Brett has developed underwriting criteria for Integrity Bank & Trust to include cash flow analysis, collateral analysis and business acumen of the bank's borrowers.  Brett has extensive experience in loan collections and collateral liquidation and well as problem loan workouts.  Brett also serves on the Asset/Liability Committee where he helps set interest rates and mitigate interest rate risk for the bank.  Brett served on the El Paso County drainage board for six years (2007-2013) and was the board chair for the last two years.  Brett is a graduate of Wheaton College (2001) and received a Master's Degree from National Louis University in Chicago (2003).  He is also a graduate of the University of Colorado's Graduate School of Banking (2008).

Larry K. Dozier – Investment Committee Member, age 47

Larry is a Wealth Management Officer and owner at Integrity Bank & Trust.  Prior to joining Integrity Bank & Trust in 2005, Larry served 20 years in the Air Force, where he was primarily responsible for managing communication resources and mentoring cadets at the Air Force Academy.  Larry combines his background in the military with a broad range of financial understanding to provide his clients with a distinctively practical perspective on money management. Larry is an active member in the community and a highly motivating lecturer on financial independence.  He earned his MBA in 2012 from the University of Phoenix, his B.A. in Organizational Management from Colorado Christian University and in 2006 graduated from the School of Trust & Financial Services sponsored by the Kansas and Nebraska Bankers Association.  In October 2014 Larry expects to graduate from the American Bankers Association Graduate Trust School.

Family Relationships

Randy Rush and Wendy Fisher are father and daughter, and Blaine Rush is the father of Randy Rush.  Brett Wyss is the nephew of Randy Rush.

Committees of the Board of Directors

Our Board of Directors currently serves as the Audit Committee and the Valuation Committee.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.

Our Board of Directors has adopted a corporate code of ethics that applies to our executive officers.

Indemnification

Under the Colorado Business Corporation Act and pursuant to our certificate of incorporation and bylaws, we may indemnify our officers and directors for various expenses and damages resulting from their acting in these capacities.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

We have entered into indemnification agreements with our directors.  The indemnification agreements are intended to provide our directors the maximum indemnification permitted under the Colorado Business Corporation Act and the 1940 Act.  Each indemnification agreement is expected to provide that we shall indemnify the director who is a party to the agreement (an "Indemnitee"), including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding.  The indemnification agreements also require us to procure liability insurance coverage for our officers and directors.

Item 6.       Executive Compensation.

Compensation of Executive Officers

None of our executive officers will receive direct compensation from us.  Messrs. Rush and Davis, through their ownership interest in, or management positions with, the Adviser, are entitled to a portion of any profits earned by the Adviser, which includes any fees payable to the Adviser under the terms of our Advisory Agreement, less expenses incurred by the Adviser in performing its services under our Advisory Agreement.  The Adviser may pay additional salaries, bonuses, and individual performance awards and/or individual performance bonuses to Messrs. Rush and Davis in addition to their ownership interest, which may be reduced proportionately to reflect such payments.

Mr. Rush serves as our Chief Financial Officer and Mr. Davis serves as our Chief Compliance Officer.  The compensation of our Chief Financial Officer and our Chief Compliance Officer will be paid by the Adviser, subject to reimbursement by us of an allocable portion of such compensation for services rendered by such persons to us.

Compensation of Independent Directors

We pay our independent directors (as well as our interested director) an annual fee of $3,000, payable quarterly.  Our independent directors also receive a fee of $750 for any regular or special meeting attended in person in excess of four meetings in any year.  The meeting fees for the first four meetings of a year are included within the annual retainer fee paid to the directors.

We reimburse directors for out-of-pocket expenses incurred in attending Board and committee meetings and undertaking certain matters on our behalf.

We may secure insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company or is or was serving at our request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the Colorado Business Corporation Act would permit indemnification.  We intend to obtain liability insurance for our officers and directors.

Employment Agreements

None of our executive officers or directors has employment agreements with us.  However, we have entered into the Advisory Agreement with the Adviser, our external investment adviser.  Under the terms of the Advisory Agreement, the Adviser will manage our day-to-day operations and provide us with investment advisory services.  The Adviser's services under the Advisory Agreement may not be exclusive and it is free to furnish similar services to other entities so long as its services to us are not impaired.  We will pay the Adviser a fee for its investment advisory services under the Advisory Agreement consisting of two components — a base management fee and an incentive fee.  The cost of both the base management fee payable to the Adviser and any incentive fees earned by the Adviser will be paid by us and ultimately be borne by our common stockholders.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Transactions with Management and Others

Our Board of Directors will oversee our management.  The Board of Directors currently consists of three members, two of whom are not "interested persons" of the Adviser as defined in Section 2(a)(19) of the 1940 Act.  We refer to these individuals as our independent directors.  Our Board of Directors elects our officers, who will serve at the discretion of the Board of Directors.  The responsibilities of each director will include, among other things, the oversight of our investment activity, the quarterly valuation of our assets, and oversight of our financing arrangements.

We have entered into the Advisory Agreement with the Adviser.  Randall Rush, our Chief Financial Officer and Chairman of the Board of Directors, is the Chairman of the Board, Executive Vice President, Senior Trust Officer and significant shareholder of the Adviser.  Eric Davis, our President and Chief Investment Officer, is also the Chair of the investment committee of the Wealth Management Group of the Adviser.  We have also entered into a license agreement with the Adviser, pursuant to which the Adviser has granted us a non-exclusive, royalty-free license to use the name "Integrity Capital." In addition, pursuant to the terms of the Advisory Agreement, the Adviser provides us with certain administrative services necessary to conduct our day-to-day operations.

Currently, the Adviser's senior investment professionals, Messrs. Rush and Davis, and the additional administrative personnel currently retained by the Adviser, do not serve as principals of other investment funds affiliated with the Adviser; however, they may do so in the future.  If they do, persons and entities may in the future manage investment funds with investment objectives similar to ours.  In addition, our current executive officers and directors, serve or may serve as officers, directors or principals of entities that operate in the same or related line of business as we do, including investment funds managed by our affiliates.  Accordingly, we may not be given the opportunity to participate in certain investments made by investment funds managed by advisers affiliated with the Adviser.  However, in the event such conflicts do arise in the future, the Adviser intends to allocate investment opportunities in a fair and equitable manner consistent with our investment objectives and strategies so that we are not disadvantaged in relation to any other affiliate or client of the Adviser.  See "Risk Factors - Risks Relating to Our Business and Structure — There are significant potential conflicts of interest which could impact our investment returns."

Item 8.	Legal Proceedings.

We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us.  From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies.  While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

Item 9.	Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

Market Information

There is currently no public market for our common stock.  Our common stock is not listed on any securities exchange or inter-dealer quotation system at the present time.

We do not intend to develop any trading market for our common stock.  Investors should understand that there may be no exit strategy for them to recover or liquidate their investments in our common stock.  Accordingly, investors must be prepared to bear the entire economic risk of an investment in our common stock for an indefinite period of time.

Holders

As of August 19, 2014, there were 40 stockholders of record of our common stock.

Dividends

Our Board of Directors will determine the payment of any dividends.  We began declaring and paying distributions on a monthly basis in May 2014.  The following dividends have been paid through August 29, 2014:

Date Dividend Paid	Total Dividend Amount	Dividend Per Share
5/30/14	$27,206.25	$0.0625
6/26/14	27,206.25	$0.0625
7/30/14	27,578.75	$0.0625
8/29/2014	39,211.06	$0.0625

We hope to continue to pay these distributions to our stockholders out of assets legally available for distribution.  We cannot assure you that we will achieve investment results that will allow us to make a targeted level of cash distributions or year-to-year increases in cash distributions.  Any dividends to our stockholders have been and will be declared out of assets legally available for distribution.

Our investment objective is to maximize income and capital appreciation.  We expect to generate current income from the interest and preferred dividends on the debt and preferred securities, respectively, held in our portfolio companies.

The timing of any capital gains generated from the appreciation and sale of common stock we expect to receive in our portfolio companies cannot be predicted.  Although we expect to be able to pay dividends from the interest and preferred dividends we receive from our initial and follow-on investments, we do not expect to generate capital gains from the sale of our portfolio investments on a level or uniform basis from quarter to quarter.  This may result in substantial fluctuations in our quarterly dividend payments to stockholders.  In addition, since we expect to have an average holding period for our portfolio company investments of two to five  years, it is unlikely we will generate any capital gains during our initial years of operations and thus we are likely to pay dividends in our initial years of operation principally from interest and preferred dividends we receive from our initial and follow-on investments.  However, our ability to pay dividends in our initial years of operation will be based on our ability to invest our capital in suitable portfolio companies in a timely manner.

In addition, although we currently intend to distribute realized net capital gains (net long-term capital gains in excess of short-term capital losses), if any, at least annually, we may in the future decide to retain such capital gains for investment and elect to treat such gains as deemed distributions to you.  If this happens, you will be treated as if you had received an actual distribution of the capital gains we retain and reinvested the net after-tax proceeds in us.  In this situation, you would be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you.  See "Certain U.S. Federal Income Tax Considerations." We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, to the extent that we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

Beginning with our taxable year commencing November 1, 2014, we intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code.  To obtain and maintain RIC tax treatment, we must, among other things, distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any.  In order to avoid certain excise taxes imposed on RICs, we currently intend to distribute during each calendar year an amount at least equal to the sum of:  (i) 98% of our ordinary income for the calendar year, (ii) 98% of our capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year, and (iii) any ordinary income and net capital gains for preceding years that were not distributed during such years.

All distributions will be paid at the discretion of our Board of Directors and will depend on our earnings, our financial condition, maintenance of our RIC status, compliance with applicable business development company regulations and such other factors as our Board of Directors may deem relevant from time to time.  We cannot assure you that we will pay distributions to our stockholders in the future.  In the event that we encounter delays in locating suitable investment opportunities, we may pay all or a substantial portion of our distributions from the proceeds of the sales of our common stock in anticipation of future cash flow, which may constitute a return of our stockholders' capital.  Distributions from the proceeds of the sales of our common stock also could reduce the amount of capital we ultimately invest in interests of portfolio companies.  Our distributions may exceed our earnings, especially during the period before we have substantially invested the proceeds from the sale of our common stock.

Shares Eligible for Future Sale

As of August 19, 2014 we had 622,377 shares of common stock outstanding.  All of these shares are "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.  There is currently no trading market and we do not intend to develop a trading market for our shares.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending October 31 containing financial statements audited by our independent registered public accounting firm.  Additionally, we intend to continue to comply with the periodic reporting requirements of the Exchange Act.

Item 10.	Recent Sales of Unregistered Securities.

On December 20, 2013, the Adviser purchased 50 shares of our common stock at a price of $10.00 per share as our initial capital.  The issuance of our common stock to the Adviser was made in reliance upon certain exemptions from the registration requirements of the Securities Act including the exemptions under Section 4(a)(2) thereof.  In connection with our stock issuance to the Adviser, we did not pay any underwriting discounts or commissions. These shares were contributed to capital and cancelled after commencement of the Offering.

Between January 2, 2014 and August 19, 2014, we sold 622,377 shares of our common stock at a price of $10.00 per share.  We received net proceeds of $6,223,770 in connection with the Offering.  No commissions were paid on the sales.

The issuance of our common stock under the Offering was made in reliance upon certain exemptions from the registration requirements of the Securities Act including, without limitation, the exemptions under Section 4(a)(2) thereof, and Regulation D ("Regulation D") thereunder.  Our common stock was sold only to investors who were "accredited investors," as defined in Rule 501 promulgated under the Securities Act.  No general solicitation or advertising was used in connection with the sales of our common stock in the Offering.

None of the sales of securities described or referred to above was registered under the Securities Act.  As a result, a restrictive legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Item 11.	Description of Registrant's Securities to be Registered.

The following summary description of our securities is not complete and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

Capital Stock

Our authorized capital stock consists of 210,000,000 shares of $.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock, which we may issue in one or more series as determined by our Board of Directors.

As of August 19, 2014, there were 622,377 shares of common stock outstanding that are held of record by 40 shareholders.  There are no preferred shares outstanding.

Common Stock

Each holder of record of shares of our common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting in the election of directors is not authorized by the Articles of Incorporation.

Our Board of Directors is divided into three classes of directors serving staggered three-year terms. The initial terms of the first, second and third classes expire in 2014, 2015, and 2016, respectively. Upon expiration of each initial term, directors of each class will be elected to serve for three-year terms and until their successors are duly elected and qualify. Each year one class of directors will be elected by the stockholders. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Holders of outstanding shares of our common stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders. Holders of our outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of our common stock are, and all unissued shares of our common stock, when offered and sold will be, duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

Preferred Stock

Our Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of our common stock. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of common stock and make removal of the Board of Directors more difficult. We have no shares of preferred stock currently issued and outstanding, and we have no present plans to issue any shares of preferred stock.

Dividends

Commencing May 2014 we began declaring and paying a monthly dividends on our common stock. While we hope to continue the monthly cash dividend to stockholders, any payment of cash dividends in the future on our common stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, as well as other factors that the Board of Directors deems relevant.

Item 12.	Indemnification of Directors and Officers.

The Colorado Business Corporations Act ("CBCA") permits a Colorado corporation to include in its articles a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified under Section 7‑108‑403 of the CBCA or any amended or successor provision thereof, or (iv) for any transaction from which the director derived an improper personal benefit. Our articles contain such a provision which eliminates directors' and officers' liability to the maximum extent permitted by CBCA, subject to the requirements of the 1940 Act.

Our articles authorize us, to the maximum extent permitted by the CBCA and subject to the requirements of the 1940 Act, to indemnify indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in our best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to our best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified. A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

We have entered into indemnification agreements with our directors.  The indemnification agreements provide our directors the maximum indemnification permitted under the CBCA and the 1940 Act.

Our insurance policy does not currently provide coverage for claims, liabilities and expenses that may arise out of activities that our present or former directors or officers have performed for another entity at our request.  There is no assurance that such entities will in fact carry such insurance.  However, we note that we do not expect to request our present or former directors or officers to serve another entity as a director, officer, partner or trustee unless we can obtain insurance providing coverage for such persons for any claims, liabilities or expenses that may arise out of their activities while serving in such capacities.

Item 13.	Financial Statements and Supplementary Data.

Our unaudited financial statements for the period of inception (December 10, 2013) through July 31, 2014 are included in Item 15. Also included in Item 15 is our audited balance sheet as of June 30, 2014.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.	Financial Statements and Exhibits.

The Financial Statements filed herewith are included commencing with the Index to Financial Statements with page F-1.

Integrity Capital Income Fund, Inc.
Index to Financial Statements

Audited Financial Statements
As of June 30, 2014

Report of Independent Registered Public Accounting Firm	F-1

Statement of Assets, Liabilities, and Net Assets	F-2

Schedule of Investments	F-3

Notes to Financial Statements	F-4

Unaudited Financial Statements
As of July 31, 2014 and for the period from December 10, 2013 (Date of inception) through July 31, 2014

Unaudited Statement of Assets, Liabilities and Net Assets	f-1

Unaudited Schedule of Investments	f-2

Unaudited Statement of Operations	f-3

Unaudited Statement of Shareholders' Equity	f-4

Unaudited Statement of Cash Flows	f-5

Unaudited Notes to Financial Statements	f-6

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Integrity Capital Income Fund, Inc.

We have audited the accompanying statement of assets, liabilities, and net assets, including the schedule of investments, of Integrity Capital Income Fund, Inc. (the Company) as of June 30, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of investments owned as of June 30, 2014, by correspondence with the underlying fund advisor and third party debt issuers.  We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Integrity Capital Income Fund, Inc. as of June 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Denver, Colorado
August 29, 2014

Integrity Capital Income Fund, Inc.

STATEMENT OF ASSETS, LIABILITIES AND NET ASSETS
AS OF JUNE 30, 2014

ASSETS:
Investments at fair value (cost $4,222,616)	$4,222,616
Cash and cash equivalents	49,161
Due from affiliates, net	118,717
Interest receivable	19,906
Deferred tax asset	30,691

Total assets	$4,441,091

LIABILITIES:
Taxes payable	40,739
Deferred loan origination fees income	75,083

Total liabilities	115,822

NET ASSETS	$4,325,269

NET ASSETS REPRESENTED BY SHAREHOLDERS' EQUITY:
Common stock, par value $0.0001 per share, 200,000,000 shares authorized; 435,300 common shares issued and outstanding	44
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized; No preferred shares issued and outstanding	-
Paid-in capital in excess of par value	4,352,956
Undistributed net investment loss	(27,731)

TOTAL SHAREHOLDERS' EQUITY	$4,325,269

Net asset value per share	$9.94

See notes to financial statements.

Integrity Capital Income Fund, Inc.

SCHEDULE OF INVESTMENTS
AS OF JUNE 30, 2014

Company	Purchase Date	Investment	Interest Rate	Units	Cost	Fair Value	% of Net Assets

All Pro Funding II, LLC	2/21/2014	Promissory note ($500,000 par due 12/2020)	11.00%		$500,000	$500,000	11.6%

Camel Parkwood, LLC	5/9/2014	Promissory note ($3,257,500 par due 5/2017)	11.00%		3,257,500	3,257,500	75.2%

Aequitas WRFF I, LLC	6/10/2014	Member Interest		500	465,116	465,116	10.8%

Total investments					$4,222,616	$4,222,616	97.6%

See notes to financial statements.

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

1.	ORGANIZATION

Integrity Capital Income Fund, Inc. (the "Company") was organized as a Colorado corporation on December 10, 2013 (Inception) and was initially funded on January 21, 2014 (commencement of operations). The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company makes debt investments in companies that have the ability to pledge collateral for debt financing primarily in U.S.-based, private companies with an equity value of less than $250 million through first lien senior secured loans.

The Company is managed by Integrity Wealth Management, a division of Integrity Bank & Trust, a Colorado corporation (the "Adviser"), who also serves as the investment adviser and provides the Company with certain administrative services necessary to operate.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") as detailed in the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC").

Use of Estimates

Financial statements prepared on a GAAP basis require the Company to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.  Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered cash equivalents.  As of June 30, 2014, the Company held all cash in a cash account.  The Company periodically assesses the financial condition of their financial institutions where cash is held to assess the potential credit risk.

Investments

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. Unrealized gains or losses primarily reflect the change in investment values, including the reversal of previously recorded unrealized gains or losses when gains or losses are realized.

As part of the valuation process, the Company may take into account the following types of factors, if relevant, in determining the fair value of the Company's investments: the enterprise value of a portfolio company (the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the portfolio company's ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company's securities to any similar publicly traded securities, changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments would trade in their principal markets and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Company considers the pricing indicated by the external event to corroborate its valuation.

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

Because there is not a readily available market value for most of the investments in its portfolio, the Company values substantially all of its portfolio investments at fair value as determined in good faith by the Adviser, as described herein. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company's investments may fluctuate from period to period. Additionally, the fair value of the Company's investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the Company may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the Company was required to liquidate a portfolio investment in a forced or liquidation sale, the Company could realize significantly less than the value at which the Company has recorded it.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the valuations currently assigned.

Revenue Recognition

Interest income on debt investments is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on securities purchased are accreted/amortized into interest income over the life of the respective security using the effective yield method. The amortized cost of investments represents the original cost adjusted for the accretion of discounts and amortization of premiums, if any.

Dividend income on preferred equity securities is recorded as dividend income on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies.

Fee income, such as structuring fees, origination, closing, commitment and other upfront fees are generally non-recurring and are recognized as revenue when earned. In instances where the Company does not perform significant services in connection with the related investment, fees paid to the Company may be deferred and amortized over the estimated life of the investment. Upon the prepayment of a loan or debt security, any prepayment penalties and unamortized loan origination, structuring, closing, commitment and other upfront fees are recorded as income.

Distributions received from underlying other limited partnerships are evaluated by the Advisor to determine if the distribution is income or a return of capital.  Distributions classified as a return of capital are a reduction in the cost basis of the investment.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.  We recognize deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.  If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

Income tax expense (benefit) consists of the following for the period ended June 30, 2014:

Federal	8,347
State	1,701
10,048

Current	40,739
Deferred	30,691
10,048

The total provision for income taxes differs from the amount computed by applying the applicable statutory rates primarily due to state taxes and other differences as follows:

Expected at statutory rates	12,488
State taxes, net of federal benefit	1,123
Effect of Graduated Rates	(3,568)
Nondeductible expenses	5
Other	-
10,048

Net deferred tax assets consist of the following components as of June 30, 2014

Deferred tax assets:
Deferred loan origination	27,822
Orgainizational costs	2,869
30,691

The Company classifies estimated interest and penalties associated with uncertain tax positions, if any, as a component of tax expense.

The Company currently has no unrecognized tax benefit.  There were no interest or penalties accrued at June 30, 2014.  The Advisor has analyzed the Company's tax positions, and has concluded that no liability for unrecognized tax benefits should be recorded related to uncertain tax positions expected to be taken on returns.

The Company files federal and Colorado income tax returns.  All tax years since inception remain open to examination.

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

3.	RELATED PARTY AND AGREEMENTS

Investment Advisory and Management Agreement

The Company will pay the Adviser a fee for its investment advisory services under the Investment Advisory Agreement consisting of two components - a base management fee and an incentive fee. The cost of both the base management fee and any incentive fees earned by the Adviser will ultimately be borne by our common stockholders.

The base management fee (the "Base Fee") will be calculated at an annual rate of 1.5% of gross assets. The Base Fee will be payable quarterly in arrears, and will be calculated based on the value of gross assets at the end of the most recently completed calendar quarter, and appropriately adjusted for any equity capital raises or repurchases during the current calendar quarter. The Base Fee for any partial month or quarter will be appropriately prorated.

The Incentive Fee will be determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), commencing with the calendar year beginning January 1, 2014, and will equal 20% of "Net Investment Income" above 7.5% for the year. "Net Investment Income" is defined as all income accrued during the year minus operating expenses, Base Management Fee and expenses paid under the Investment Advisory Agreement. Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payable-in-kind interest and zero coupon securities) accrued income not yet received in cash. Net Investment Income does include any realized capital gains, realized capital losses, or unrealized capital depreciation. It does not include unrealized capital appreciation.

For the period ended June 30, 2014, the Adviser earned $25,056 in base management fees. The Adviser, at its sole discretion, has elected to waive all earned management fees for the period ended June 30, 2014. There was no Incentive Fee for the period ended June 30, 2014.  These waived management fees cannot be recouped by the Advisor in future periods.

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

Administration Agreement

Pursuant to the Investment Advisory Agreement, the Adviser will furnish the Company with equipment and clerical services, as well as certain administrative services. In addition, the Adviser will assist in managing portfolio collections, performing internal audit services, overseeing the preparation and filing of our tax returns, providing support for our risk management efforts and generally overseeing the payment of expenses and the performance of administrative and professional services rendered by others. The Company will reimburse the Adviser for the allocable portion of overhead and other expenses incurred by the Adviser in performing its administrative obligations under the Investment Advisory Agreement. The amount to be reimbursed will be determined by the Adviser and approved by the Company.  The Company entered into a Custody Agreement with Integrity Bank & Trust ("Custodian"), as affiliate of the Advisor, whereby the Custodian holds the Company's  assets (cash, securities and earnings therefrom) and  for a fee of .15% of the value of the custodied assets.

The Adviser has contractually agreed to reimburse the costs incurred in the organization of the company and offering of its shares. The Adviser will recoup these expenses over a period of three years, subject to an expense cap of 2.34% if the fund expense ratio is less than 2.34% the Adviser can then recoup the expenses from the Company.   The total amount of organization expenses reimbursed by the Adviser as of June 30, 2014 is $134,947. The Adviser will collect this amount over a period not to exceed three years.  As of June 30, 2014, the Company has a receivable from the Adviser for $121,939, for organization costs originally funded by the Company.

Through the normal course of business, the Adviser or an affiliate of the Adviser processes payments on behalf of the Company and then is reimbursed for expenses paid on behalf of the Company.  As of June 30, 2014, $3,222 is payable to the Adviser for such reimbursements, which is included in due from affiliates, net on the statement of Assets, Liabilities and Net Assets.

4.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's fair value accounting policies adhere to the provisions of ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.  Unobservable inputs reflect the Company's assumption about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  The fair value hierarchy is categorized into three levels based on the inputs as follows:

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

Level 1 -	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 -	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.  Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed.  Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3.  In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined by the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure.  Therefore, even when market assumptions are not readily available, the Company's own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.

The Company invests in direct debt and equity securities that are not traded on a public market.  These securities are recorded at fair value as determined by the Company using the framework of ASC 820.  In addition, the Company has adopted written guidelines for determining the fair value of its investments for reporting in the accompanying financial statements.  Under these guidelines, investment valuations are reviewed on a quarterly basis and investments without readily available market values are valued at fair value as determined by the Company.  In the absence of readily ascertainable market values, the Company uses valuation techniques consistent with the market, income and cost approaches, as prescribed by ASC 820, in order to estimate the fair value of investments.  In all cases, the Company evaluates whether the valuation techniques used and the resultant fair value estimate is representative of what the most likely buyers of the company would also pay upon exit, and therefore, whether the value is deemed to be the price expected in an orderly transaction between market participants at the measurement date.

The transaction price is typically the Company's best estimate of fair value at inception of the investment.  Ongoing reviews by the Company are based on an assessment of significant assumptions related to each underlying investment including incorporating valuations that consider the evaluation of financing and sale transactions with third parties, the financial condition and operating results of the portfolio company, achievement of technical milestones, and expected cash flows.  All investments at June 30, 2014 had no readily available market value and are included in Level 3 of the fair value hierarchy.

Under ASC 820, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date. ASC 820 permits the Company, as a practical expedient, to estimate the fair value of investments in other limited partnerships based on the net asset value (NAV) per share, or its equivalent, if the NAV of such investments is calculated in a manner consistent with the measurement principles of ASC 946, Financial Services — Investment Companies. As such the Company's estimate of fair value is generally based on the NAV provided to the Company by each Investee Fund, supported by the independently audited financial statements of the Investee Fund, when available.

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

The following tables present information about the Company's assets measured at fair value on a recurring basis at June 30, 2014.  The Company assesses the levels for the investments at each measurement date, and transfers between levels are recognized on the actual date of the event or change in circumstances that caused the transfer in accordance with the Company's accounting policy regarding the recognitions of transfers between levels of the fair value hierarchy.  For the period ended June 30, 2014, there were no transfers in or out of Level 1, 2, and 3.

Assets Measured at Fair Value on a Recurring Basis at June 30, 2014

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Balance at June 30,
	(Level 1)	(Level 2)	(Level 3)	2014
Investments:
Debt Securities	$-	$-	$3,757,500	$3,757,500
Investment in Other Limited Partnership			$465,116	465,116
Total	$-	$-	$4,222,616	$4,222,616

The Company does not have the ability to liquidate or redeem from its Other Limited Partnership investment and estimates that it will receive liquidating distributions from its investment over a period consistent with the investee limited partnership's estimated life plus available extension periods, which is currently eight years.  For investments in other limited partnerships, the Company will pay the management of such limited partnerships an annual management fee of up to 0.75% of committed capital and an annual incentive compensation of up to 7.5% of the annual realized and unrealized net income received by each respective investee limited partnership. These amounts will not be reflected as a direct expense of the Company, but rather as an adjustment to the valuation of the investment, which is recorded as unrealized gain or loss on the statement of operations. The Company's investments in other limited partnerships are stated at fair value.  The principal investment objective is to achieve attractive returns through opportunistic investments in distressed residential loans and property. Accordingly, investments in Other Limited Partnerships are classified as Level 3 in the ASC 820 fair value hierarchy.

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis
	Debt Securities	Investment in Other Limited Partnership	Total

Balance at December 10, 2013	$-	$-	$-
Purchases of investments	3,757,500	465,116	4,222,616
Balance at June 30, 2014	$3,757,500	$465,116	$4,222,616

Quantitative Information About Level 3 Fair Value Measurements

Below is a table summarizing the valuation techniques, the unobservable inputs used in the valuation, along with ranges used to determine the fair value of all Level 3 investments held at June 30, 2014.

Type of Security	Fair Value	Valuation Technique	Unobservable Input	Amount
Debt Securities	$3,757,500	Yield Analysis (1)	Market Yield (1)	11%
(1) Based on proximity to the valuation date, these methods generated a fair value that was consistent with cost.

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

5.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company has made commitments to invest in certain other limited partnerships totaling $500,000.  The Company has funded $465,116 of this total commitment, thus has $34,884 remaining commitment as of June 30, 2014.

6.	FINANCIAL HIGHLIGHTS

Per Share Data:	June 30, 2014

Net asset value at beginning of period	$-
Issuance of common stock	10.00
Net investment income	0.10
Net realized and unrealized gain (loss)	-
Net increase in shareholder's equity	10.10
Shareholder dividends	(0.12)
Income tax expense	(0.04)
Net asset value at end of period	$9.94
Shares outstanding at end of period	435,300
Ratio/Supplemental Data:
Weighted average net assets at end of period	3,711,716

Total return based on net asset value	1.00%

Ratio of gross operating expenses to average net assets (1)	6.71%
Waived or reimbursed expenses (1)	(4.37% )
Ratio of net operating expenses to average net assets (1)	2.34%

Ratio of net investment income to average net assets (1)	2.26%

(1) The ratios have been annualized except for those expenses that are not recurring.

These financial highlights may not be indicitive at the future performance of the Company.

7.	RISKS AND UNCERTAINTIES

The company in the normal course of business makes investments in financial instruments and derivatives where the risk of potential loss exists due to changes in the market (market risk), or failure or inability of the counterparty to a transaction to perform (credit and counterparty risk). See below for a detailed description of select principal risks.

Market Risk

Market risk is the company's investments in financial instruments and derivatives expose it to various risks such as, but not limited to, interest rate, foreign currency, and equity. Interest rate risk is the risk that a fixed income investment's value will change due to a change in the absolute level of interest rates, in the spread between two rates, in the shape of the yield curve or in any other interest rate relationship. Such changes usually affect securities inversely and can be reduced by diversifying (for example, investing in fixed- income securities with different durations) or hedging (for example, through an interest rate swap). The company manages this risk through its investments in interest rate swaps.

Equity Risk

Equity risk is the risk that the market values of equities, such as common stocks or equity related investments such as futures and options, may decline due to general market conditions, such as political or macroeconomic factors. Additionally, equities may decline in value due to specific factors affecting a related industry or industries. Equity securities and equity related investments generally have greater market price volatility than fixed income securities. The company manages equity risk through its investments in options and futures.

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

Credit and Counterparty Risk

The Company is exposed to credit risk to counterparties with whom it transacts with and also bears the risk of settlement default. The company may lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivative instrument contract, repurchase agreement or securities lending is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations. Securities are subject to varying degrees of credit risk, which are often reflected in credit ratings. The company minimizes concentrations of credit risk by undertaking transactions with a diverse population of counterparties with a history of good credit quality. Further, the company manages counterparty risk by entering into appropriate legally enforceable master netting agreements, or similar agreements which include provisions for offsetting positions, collateral, or both in the event of counterparty default or nonperformance.

8.	INDEMNIFICATIONS

The Company has provided general indemnifications to the Adviser, any affiliate of the Adviser and any person acting on behalf of the Adviser or such affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

9.	SUBSEQUENT EVENTS

The Adviser has evaluated subsequent events through August 29, 2014, which represents the date the financial statements were available to be issued.

From July 1, 2014 through August 29, 2014 the Company sold an additional 192,077 shares at $10 per share.

Integrity Capital Income Fund, Inc.

Unaudited Financial Statement

As of July 31, 2014 and for the period from December 10, 2013 (Date of inception) through July 31, 2014

Integrity Capital Income Fund, Inc.

UNAUDITED STATEMENT OF ASSETS, LIABILITIES AND NET ASSETS
AS OF JULY 31, 2014

ASSETS:
Investments at fair value (cost $4,222,616)	$4,222,616
Cash and cash equivalents	101,502
Due from affiliates, net	118,717
Interest receivable	24,490
Deferred tax asset	29,856

Total assets	$4,497,181

LIABILITIES:
Taxes payable	53,703
Deferred loan origination fees income	72,875

Total liabilities	126,578

NET ASSETS	$4,370,603

NET ASSETS REPRESENTED BY SHAREHOLDERS' EQUITY:
Common stock, par value $0.0001 per share, 200,000,000 shares authorized; 440,300 common shares issued and outstanding	44
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized; No preferred shares issued and outstanding	-
Paid-in capital in excess of par value	4,402,956
Undistributed net investment income	(32,397)

TOTAL SHAREHOLDERS' EQUITY	$4,370,603

Net asset value per share	$9.93

See notes to financial statements

f-1

Integrity Capital Income Fund, Inc.

UNAUDITED SCHEDULE OF INVESTMENTS
AS OF JULY 31, 2014

Company	Purchase Date	Investment	Interest Rate	Units	Cost	Fair Value	% of Net Assets

All Pro Funding II, LLC	2/21/2014	Promissory note ($500,000 par due 12/2020)	11.00%		$500,000	$500,000	11.4%

Camel Parkwood, LLC	5/9/2014	Promissory note ($3,257,500 par due 5/2017)	11.00%		3,257,500	3,257,500	74.6%

Aequitas WRFF I, LLC	6/10/2014	Member Interest		500	465,116	465,116	10.6%

Total investments					$4,222,616	$4,222,616	96.6%

See notes to financial statements
f-2

Integrity Capital Income Fund, Inc.

UNAUDITED STATEMENT OF OPERATIONS
FOR THE PERIOD DECEMBER 10, 2013 (DATE OF INCEPTION) THROUGH JULY 31, 2014

INCOME:
Interest on investment	$104,762
Bank income	25
Loan origination fees	6,625

Total income	111,412

EXPENSES:
Management fees	25,056
Professional fees	15,722
Organizational costs	13,008
Director fees	5,250
Marketing expenses	4,020
Other expenses	31

Total expenses	63,087

Management fees waived	(25,056)

Net expenses	38,031

NET INVESTMENT INCOME	73,381

Income tax expense	23,847

NET INCREASE IN SHAREHOLDERS' EQUITY RESULTING FROM OPERATIONS	$49,534

Net investment income per common share - basic	$0.19

Earnings per common share - basic	$0.13

Weighted average shares of common stock outstanding - basic	387,343

See notes to financial statements

f-3

Integrity Capital Income Fund, Inc.

UNAUDITED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE PERIOD DECEMBER 10, 2013 (DATE OF INCEPTION) THROUGH JULY 31, 2014

	Common Stock		Capital in Excess of Par	Net Investment	Accumulated Net Realized	Net Unrealized	Total Shareholders'
	Shares	Amount	Value	Loss	Gain	Appreciation	Equity

BALANCE — December 10, 2013	-	-	-	-	-	-	-

Issuance of common stock	440,300	44	4,402,956	-	-	-	4,403,000
Net investment income	-	-	-	49,534	-	-	49,534
Dividends ($0.19 per share)	-	-	-	(81,931)	-	-	(81,931)

BALANCE — July 31, 2014	440,300	44	4,402,956	(32,397)	-	-	4,370,603

See notes to financial statements

f-4

Integrity Capital Income Fund, Inc.

UNAUDITED STATEMENT OF CASH FLOWS
FOR THE PERIOD DECEMBER 10, 2013 (DATE OF INCEPTION) THROUGH JULY 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase in shareholders' equity resulting from operations	$49,534
Adjustments to reconcile net increase in shareholders' equity resulting from operations to net cash used in operating activities:
Purchase of investments	(4,222,616)
Change in assets and liabilities:
Due from affiliates	(118,717)
Deferred tax asset	(29,856)
Interest receivable	(24,490)
Taxes payable	53,703
Deferred loan origination fees	72,875

Net cash used in operating activities	(4,219,567)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuances of common stock	4,403,000
Dividends Paid	(81,931)

Net cash provided by financing activities	4,321,069

NET CHANGE IN CASH AND CASH EQUIVALENTS	101,502

CASH AND CASH EQUIVALENTS — Beginning of period	-

CASH AND CASH EQUIVALENTS — End of period	$101,502

SUPPLEMENTAL DISCLOSURE:
Taxes, including excise tax, paid during the period	$-
Dividends declared and payable during the period	$(81,931)

See notes to financial statements

f-5

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

1.	ORGANIZATION

Integrity Capital Income Fund, Inc. (the "Company") was organized as a Colorado corporation on December 10, 2013 (Inception) and was initially funded on January 21, 2014 (commencement of operations). The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company makes debt investments in companies that have the ability to pledge collateral for debt financing primarily in U.S.-based, private companies with an equity value of less than $250 million through first lien senior secured loans.

The Company is managed by Integrity Wealth Management, a division of Integrity Bank & Trust, a Colorado corporation (the "Adviser"), who also serves as the investment adviser and provides the Company with certain administrative services necessary to operate.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") as detailed in the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC").

Use of Estimates

Financial statements prepared on a GAAP basis require the Company to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.  Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered cash equivalents.  As of July 31, 2014, the Company held all cash in a cash account.  The Company periodically assesses the financial condition of their financial institutions where cash is held to assess the potential credit risk.

Investments

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. Unrealized gains or losses primarily reflect the change in investment values, including the reversal of previously recorded unrealized gains or losses when gains or losses are realized.

As part of the valuation process, the Company may take into account the following types of factors, if relevant, in determining the fair value of the Company's investments: the enterprise value of a portfolio company (the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the portfolio company's ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company's securities to any similar publicly traded securities, changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments would trade in their principal markets and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Company considers the pricing indicated by the external event to corroborate its valuation.

f-6

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

Because there is not a readily available market value for most of the investments in its portfolio, the Company values substantially all of its portfolio investments at fair value as determined in good faith by the Adviser, as described herein. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company's investments may fluctuate from period to period. Additionally, the fair value of the Company's investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the Company may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If the Company was required to liquidate a portfolio investment in a forced or liquidation sale, the Company could realize significantly less than the value at which the Company has recorded it.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the valuations currently assigned.

Revenue Recognition

Interest income on debt investments is recorded on an accrual basis and includes the accretion of discounts and amortization of premiums. Discounts from and premiums to par value on securities purchased are accreted/amortized into interest income over the life of the respective security using the effective yield method. The amortized cost of investments represents the original cost adjusted for the accretion of discounts and amortization of premiums, if any.

Dividend income on preferred equity securities is recorded as dividend income on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Dividend income on common equity securities is recorded on the record date for private portfolio companies.

Fee income, such as structuring fees, origination, closing, commitment and other upfront fees are generally non-recurring and are recognized as revenue when earned. In instances where the Company does not perform significant services in connection with the related investment, fees paid to the Company may be deferred and amortized over the estimated life of the investment. Upon the prepayment of a loan or debt security, any prepayment penalties and unamortized loan origination, structuring, closing, commitment and other upfront fees are recorded as income.

Distributions received from underlying other limited partnerships are evaluated by the Advisor to determine if the distribution is income or a return of capital. Distributions classified as a return of capital are a reduction in the cost basis of the investment.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax basis of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.  We recognize deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.  If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

f-7

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

Income tax expense (benefit) consists of the following for the period ended July 31, 2014:

Federal	20,449
State	3,398
23,847

Current	53,703
Deferred	(29,856)
23,847

The total provision for income taxes differs from the amount computed by applying the applicable statutory rates primarily due to state taxes and other differences as follows:

Expected at statutory rates	24,950
State taxes, net of federal benefit	2,243
Effect of Graduated Rates	(3,351)
Nondeductible expenses	5
Other	-
23,847
Net deferred tax assets consist of the following components as of July 31, 2014

Deferred tax assets:
Deferred loan origination	27,003
Orgainizational costs	2,853
29,856

The Company classifies estimated interest and penalties associated with uncertain tax positions, if any, as a component of tax expense.

The Company currently has no unrecognized tax benefit.  There were no interest or penalties accrued at July 31, 2014. The Advisor has analyzed the Company's tax positions, and has concluded that no liability for unrecognized tax benefits should be recorded related to uncertain tax positions expected to be taken on returns.

The Company files federal and Colorado income tax returns.  All tax years since inception remain open to examination.

f-8

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

3.	RELATED PARTY AND AGREEMENTS

Investment Advisory and Management Agreement

The Company will pay the Adviser a fee for its investment advisory services under the Investment Advisory Agreement consisting of two components - a base management fee and an incentive fee. The cost of both the base management fee and any incentive fees earned by the Adviser will ultimately be borne by our common stockholders.

The base management fee (the "Base Fee") will be calculated at an annual rate of 1.5% of gross assets. The Base Fee will be payable quarterly in arrears, and will be calculated based on the value of gross assets at the end of the most recently completed calendar quarter, and appropriately adjusted for any equity capital raises or repurchases during the current calendar quarter. The Base Fee for any partial month or quarter will be appropriately prorated.

The Incentive Fee will be determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), commencing with the calendar year beginning January 1, 2014, and will equal 20% of "Net Investment Income" above 7.5% for the year. "Net Investment Income" is defined as all income accrued during the year minus operating expenses, Base Management Fee and expenses paid under the Investment Advisory Agreement. Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payable-in-kind interest and zero coupon securities) accrued income not yet received in cash. Net Investment Income does include any realized capital gains, realized capital losses, or unrealized capital depreciation. It does not include unrealized capital appreciation.

For the period ended July 31, 2014, the Adviser earned $25,056 in base management fees. The Adviser, at its sole discretion, has elected to waive all earned management fees for the period ended July 31, 2014. There was no Incentive Fee for the period ended July 31, 2014.  These waived management fees cannot be recouped by the Advisor in future periods.

f-9

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

Administration Agreement

Pursuant to the Investment Advisory Agreement, the Adviser will furnish the Company with equipment and clerical services, as well as certain administrative services. In addition, the Adviser will assist in managing portfolio collections, performing internal audit services, overseeing the preparation and filing of our tax returns, providing support for our risk management efforts and generally overseeing the payment of expenses and the performance of administrative and professional services rendered by others. The Company will reimburse the Adviser for the allocable portion of overhead and other expenses incurred by the Adviser in performing its administrative obligations under the Investment Advisory Agreement.  The amount to be reimbursed will be determined by the Adviser and approved by the Company. The Company entered into a Custody Agreement with Integrity Bank & Trust ("Custodian"), as affiliate of the Advisor, whereby the Custodian holds the Company's assets (cash, securities and earnings therefrom) for a fee of .15% of the value of the custodied assets.

The Adviser has contractually agreed to reimburse the costs incurred in the organization of the company and offering of its shares. The Adviser will recoup these expenses over a period of three years, subject to an expense cap of 2.34% if the fund expense ratio is less than 2.34% the Adviser can then recoup the expenses from the Company.  The total amount of organization expenses reimburse by the Adviser as of July 31, 2014 is $134,947. The Adviser will collect this amount over a period not to exceed three years.  As of July 31, 2014, the Company has a receivable from the Adviser for $121,939, for organization costs originally funded by the Company.

Through the normal course of business, the Adviser or an affiliate of the Adviser processes payments on behalf of the Company and then is reimbursed for expenses paid on behalf of the Company.  As of July 31, 2014, $3,222 is payable to the Adviser for such reimbursements, which is included in due from affiliates, net of the statement of Assets, Liability and Net Assets.

4.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's fair value accounting policies adhere to the provisions of ASC 820, Fair Value Measurements and Disclosures. ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company.  Unobservable inputs reflect the Company's assumption about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  The fair value hierarchy is categorized into three levels based on the inputs as follows:

f-10

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

Level 1 -	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 -	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.  Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed.  Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3.  In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined by the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure.  Therefore, even when market assumptions are not readily available, the Company's own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.

The Company invests in direct debt and equity securities that are not traded on a public market.  These securities are recorded at fair value as determined by the Company using the framework of ASC 820.  In addition, the Company has adopted written guidelines for determining the fair value of its investments for reporting in the accompanying financial statements.  Under these guidelines, investment valuations are reviewed on a quarterly basis and investments without readily available market values are valued at fair value as determined by the Company.  In the absence of readily ascertainable market values, the Company uses valuation techniques consistent with the market, income and cost approaches, as prescribed by ASC 820, in order to estimate the fair value of investments.  In all cases, the Company evaluates whether the valuation techniques used and the resultant fair value estimate is representative of what the most likely buyers of the company would also pay upon exit, and therefore, whether the value is deemed to be the price expected in an orderly transaction between market participants at the measurement date.

The transaction price is typically the Company's best estimate of fair value at inception of the investment.  Ongoing reviews by the Company are based on an assessment of significant assumptions related to each underlying investment including incorporating valuations that consider the evaluation of financing and sale transactions with third parties, the financial condition and operating results of the portfolio company, achievement of technical milestones, and expected cash flows.  All investments at July 31, 2014 had no readily available market value and are included in Level 3 of the fair value hierarchy.

Under ASC 820, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date. ASC 820 permits the Company, as a practical expedient, to estimate the fair value of investments in other limited partnerships based on the net asset value (NAV) per share, or its equivalent, if the NAV of such investments is calculated in a manner consistent with the measurement principles of ASC 946, Financial Services — Investment Companies. As such the Company's estimate of fair value is generally based on the NAV provided to the Company by each Investee Fund, supported by the independently audited financial statements of the Investee Fund, when available.

f-11

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

The following tables present information about the Company's assets measured at fair value on a recurring basis at July 31, 2014.  The Company assesses the levels for the investments at each measurement date, and transfers between levels are recognized on the actual date of the event or change in circumstances that caused the transfer in accordance with the Company's accounting policy regarding the recognitions of transfers between levels of the fair value hierarchy.  For the period ended July 31, 2014, there were no transfers in or out of Level 1, 2, and 3.

Assets Measured at Fair Value on a Recurring Basis at July 31, 2014

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Balance at July 31
	(Level 1)	(Level 2)	(Level 3)	2014
Investments:
Debt Securities	$-	$-	$3,757,500	$3,757,500
Investment in Other Limited Partnership			$465,116	465,116
Total	$-	$-	$4,222,616	$4,222,616

The Company does not have the ability to liquidate or redeem from its Other Limited Partnership investment and estimates that it will receive liquidating distributions from its investment over a period consistent with the investee limited partnership's estimated life plus available extension periods, which is currently eight years.  For investments in other limited partnerships, the Company will pay the management of such limited partnerships an annual management fee of up to 0.75% of committed capital and an annual incentive compensation of up to 7.5% of the annual realized and unrealized net income received by each respective investee limited partnership. These amounts will not be reflected as a direct expense of the Company, but rather as an adjustment to the valuation of the investment, which is recorded as unrealized gain or loss on the statement of operations. The Company's investments in other limited partnerships are stated at fair value.  The principal objective of the investment in other limited partnership is to achieve attractive returns through opportunistic investments in distressed residential loans and properties.  Acordingly, investments in Other Limited Partnerships are classified as Level 3 in the ASC 820 fair value hierarchy.

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis
	Debt Securities	Investment in Other Limited Partnership	Total

Balance at December 10, 2013	$-	$-	$-
Purchases of investments	3,757,500	465,116	4,222,616
Balance at July 31, 2014	$3,757,500	$465,116	$4,222,616

Quantitative Information About Level 3 Fair Value Measurements

Below is a table summarizing the valuation techniques, the unobservable inputs used in the valuation, along with ranges used to determine the fair value of all Level 3 investments held at July 31, 2014.

Type of Security	Fair Value	Valuation Technique	Unobservable Input	Amount
Debt Securities	$3,757,500	Yield Analysis (1)	Market Yield (1)	11%
(1) Based on proximity to the valuation date, these methods generated a fair value that was consistent with cost.

f-12

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

5.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company has made commitments to invest in certain other limited partnerships totaling $500,000.  The Company has funded $465,116 of this total commitment, thus has $34,884 remaining commitment as of July 31, 2014.

6.	EARNINGS PER SHARE

The following information sets forth the computation of basic net increase in net assets per share (earnings per share) resulting from operations for the period ended July 31, 2014.

Period ended
July 31, 2014
Earnings per share - basic:
Net increase in net assets resulting from operations	$49,534
Weighted average shares outstanding - basic	387,343
Earnings per share - basic:	$0.13

7.	FINANCIAL HIGHLIGHTS

Per Share Data:	July 31, 2014

Net asset value at beginning of period	$-
Issuance of common stock	10.00
Net investment income	0.19
Net realized and unrealized gain (loss)	-
Net increase in shareholder's equity	10.19
Shareholder dividends	(0.19)
Income tax expense	(0.07)
Net asset value at end of period	$9.93
Shares outstanding at end of period	440,300
Ratio/Supplemental Data:
Weighted average net assets at end of period	3,809,582

Total return based on net asset value	1.90%

Ratio of gross operating expenses to average net assets (1)	6.05%
Waived or reimbursed expenses (1)	(4.14% )
Ratio of net operating expenses to average net assets (1)	1.91%

Ratio of net investment income to average net assets	3.68%

(1) The ratios have been annualized except for those expenses that are not recurring.

These financial highlights may not be indicative of the future performance of the Company.

8.	RISKS AND UNCERTAINTIES

The company in the normal course of business makes investments in financial instruments and derivatives where the risk of potential loss exists due to changes in the market (market risk), or failure or inability of the counterparty to a transaction to perform (credit and counterparty risk). See below for a detailed description of select principal risks.

f-13

Integrity Capital Income Fund, Inc.
Notes to Financial Statements

Market Risk

Market risk is the company's investments in financial instruments and derivatives expose it to various risks such as, but not limited to, interest rate, foreign currency, and equity. Interest rate risk is the risk that a fixed income investment's value will change due to a change in the absolute level of interest rates, in the spread between two rates, in the shape of the yield curve or in any other interest rate relationship. Such changes usually affect securities inversely and can be reduced by diversifying (for example, investing in fixed- income securities with different durations) or hedging (for example, through an interest rate swap). The company manages this risk through its investments in interest rate swaps.

Equity Risk

Equity risk is the risk that the market values of equities, such as common stocks or equity related investments such as futures and options, may decline due to general market conditions, such as political or macroeconomic factors. Additionally, equities may decline in value due to specific factors affecting a related industry or industries. Equity securities and equity related investments generally have greater market price volatility than fixed income securities. The company manages equity risk through its investments in options and futures.

Credit and Counterparty Risk

The Company is exposed to credit risk to counterparties with whom it transacts with and also bears the risk of settlement default. The company may lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivative instrument contract, repurchase agreement or securities lending is unable or unwilling to make timely principal and/or interest payments, or to otherwise honor its obligations. Securities are subject to varying degrees of credit risk, which are often reflected in credit ratings. The company minimizes concentrations of credit risk by undertaking transactions with a diverse population of counterparties with a history of good credit quality. Further, the company manages counterparty risk by entering into appropriate legally enforceable master netting agreements, or similar agreements which include provisions for offsetting positions, collateral, or both in the event of counterparty default or nonperformance.

9.	INDEMNIFICATIONS

The Company has provided general indemnifications to the Adviser, any affiliate of the Adviser and any person acting on behalf of the Adviser or such affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

10.	SUBSEQUENT EVENTS

From August 1, 2014 through August 29, 2014 the Company sold an additional 187,077 shares at $10 per share.

f-14

Exhibits

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation*

3.2	By-laws*

10.1	Form of Securities Purchase Agreement for Investors in the Offering*

10.2	Advisory Agreement between the Company and the Adviser*

10.3	License Agreement between the Company and the Adviser *

10.4	Form of Indemnification Agreement for Directors*

10.5	Custody Agreement between the Company and Integrity Bank & Trust *

*Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 29, 2014	Integrity Capital Income Fund, Inc.

	By:	/s/ Eric Davis
	Name:	Eric Davis
	Title:	President, Chief Investment Officer and Chief Compliance Officer

By:	/s/ Randall Rush
Name:	Randall Rush
Title:	Chief Financial Officer and Treasurer